                           LOAN AND LETTER OF CREDIT
                            REIMBURSEMENT AGREEMENT





                                     among


                                UNITOG COMPANY,
                         UNITOG RENTAL SERVICES, INC.,

                                      and

                          UNITED MISSOURI BANK, N.A.,
                         HARRIS TRUST AND SAVINGS BANK,
                                 NBD BANK, N.A.

                                      and

                           UNITED MISSOURI BANK, N.A.
                                    as Agent




                            Dated September 10, 1993

                               TABLE OF CONTENTS

                                                                    PAGE

                                   SECTION 1
                                 Definitions                          2

            1.1   Accounting Terms                                    2

            1.2   Defined Terms                                       2

            1.3   Singular and Plural                                10

                                  SECTION 2
                                  The Loans                          10

            2.1   Credit                                             10

            2.2   The Revolving Credit Loans                         11
                      2.2.1  The Revolving Credit Commitments        11
                      2.2.2  Method of Borrowing                     11
                      2.2.3  Interest on the Revolving Credit
                             Loans                                   18
                      2.2.4  Payments; Mandatory Prepayment of
                             Revolving Credit Loans                  19
                      2.2.5  Use of Proceeds of Revolving Credit
                             Loans                                   19
                      2.2.6  Revolving Credit Commitment Fee         20
                      2.2.7  Calculation of Interest                 21
                      2.2.8  Manner of Payment - Prepayments         21
                      2.2.9  Procedures for Electing Optional
                             Rates                                   22
                      2.2.10 Banking Day                             27
                      2.2.11 Extension of Revolving Credit Maturity
                             Date                                    27

                                  SECTION 3
                             The Letter of Credit                    28

            3.1   The Letter of Credit                               28

            3.2   Payment and Reimbursement                          28
                      3.2.1  Payment                                 28
                      3.2.2  Reimbursement                           29

            3.3   Commission                                         32

            3.4   Additional Amounts Payable                         33

            3.5   Risk of Misuse of the Letter of Credit             34

            3.6   Replacement of the Letter of Credit; Cancellation  36
            3.7   Letter of Credit Participation                     36

            3.8   Alternative Reimbursement of Letter of Credit
                  Draw                                               37

                                  SECTION 4
                      Representations and Warranties                 39

            4.1  Organization                                        39

            4.2  Authorization; No Conflict                          39

            4.3  Validity and Binding Nature                         40

            4.4  Financial Statements                                40

            4.5  Litigation and Contingent Liabilities               41

            4.6  Liens                                               42

            4.7  Employee Benefit Plans                              42

            4.8  Investment Company Act                              43

            4.9  Regulation U                                        43

            4.10 Notices                                             43

                                  SECTION 5
                   Affirmative Covenants of the Borrowers            43

            5.1   Corporate Existence                                43

            5.2   Reports, Certificates and Other Information        43
                  5.2.1  Annual Statements and Form 10-K             43
                  5.2.2  Quarterly Statements and Form 10-Q          44
                  5.2.3  Certificates                                45
                  5.2.4  Orders                                      45
                  5.2.5  Notice of Default or Litigation             45
                  5.2.6  Other Information                           46
                  5.2.7  Securities Filings                          46
                  5.2.8  Name; Principal Office                      46

            5.3   Books, Records, Quarterly Meetings and
                  Inspections                                        47

            5.4   Insurance                                          47

            5.5   Taxes and Liabilities                              48

            5.6   Compliance with Legal and Regulatory Requirements  48

            5.7   Financial Covenants                                49
                  5.7.1  Current Ratio                               49
                  5.7.2  Capitalization Ratio                        49
                  5.7.3  Consolidated Stockholders' Equity           49
                  5.7.4  Fixed Charge Coverage Ratio                 50

            5.8   Employee Benefit Plans                             50

            5.9   Compliance with Term Loan Documents                50

            5.10  Hazardous Substances                               50

            5.11  Subsidiaries                                       52

                                  SECTION 6
                       Negative Covenants of the Borrowers           52

            6.1   Liens                                              53

            6.2   Guarantees, Loans or Advances                      55

            6.3   Mergers, Consolidations, Sales or Acquisitions     56

            6.4   Margin Stock                                       58

            6.5   Other Agreements                                   59

            6.6   Judgments                                          59

            6.7   Amendments to Term Loan Documents                  59

            6.8   Debt                                               59

            6.9   Performance of Obligations for Credit Enhanced
                  Notes                                              60

                                  SECTION 7
                             Conditions of Lending                   60

            7.1   No Default                                         60

            7.2   Documents to be Furnished at Closing               60

            7.3   Documents to be Furnished at Time of Each Advance
                  and Upon Election for the Installment Loan         64

                                  SECTION 8
                               Events of Default                     64

            8.1   Nonpayment of the Loans, Etc.                      64

            8.2   Nonpayment of Other Loans from Banks               64

            8.3   Nonpayment of Term Loan Obligations                65

            8.4   Nonpayment of Other Indebtedness for Borrowed
                  Money                                              65

            8.5   Bankruptcy, Insolvency, Etc.                       65

             8.6   Violation of Negative and Affirmative Covenants
                       and Noncompliance With Other Provisions of this
                       Agreement or Other Loan Documents                  66

             8.7   Warranties and Representations                         67

                                  SECTION 9
                         Effect of Event of Default                       67

             9.1   Automatic Acceleration                                 67

             9.2   Other Remedies                                         68
                   9.2.1  Acceleration of the Loans                       68
                   9.2.2  Remedies Cumulative                             68

                                  SECTION 10
                                   The Agent                              69

            10.1  Appointment                                             69

            10.2  Powers                                                  69

            10.3  General Immunity                                        69

            10.4  No Responsibility for Loans, Recitals, Etc.             70

            10.5  Right to Indemnity                                      70

            10.6  Action on Instructions of Banks                         70

            10.7  Employment of Agents and Counsel                        70

            10.8  Reliance on Documents                                   71

            10.9  May Treat Payee as Owner                                71

            10.10 Agent's Reimbursement                                   71

            10.11 Rights as a Lender                                      71

            10.12 Bank Credit Decision                                    72

            10.13 Successor Agent                                         72

            10.14 Distribution of Information                             73

            10.15 Application of Proceeds                                 74

            10.16 Agent's Fee                                             75

            10.17 Issues Requiring Decisions by Banks                     75


                                  SECTION 11
                              Ratable Payments                       76

                                  SECTION 12
                             General Provisions                      77

            12.1  Waiver; Amendments                                 77

            12.2  Notices                                            77

            12.3  Costs, Expenses and Taxes                          78

            12.4  Captions                                           79

            12.5  Governing Law                                      79

            12.6  Successors and Assigns                             79

            12.7  Counterparts                                       80

            12.8  Contribution, Etc.                                 80

            12.9  Several Obligations                                81

            12.10 Indemnification                                    81

            12.11 Incorporation by Reference                         82

            12.12 Right of Set-Off                                   82

            12.13 Interest Rate Limitation                           83

            12.14 Severability                                       83

            12.15 Provisions Regarding Indenture                     84

            12.16 Statutory Statement                                87

Exhibits

A           Application for Advance
B           Officer's Certificate
C           Revolving Credit Note
D           Letter of Credit
E           Installment Note

                           LOAN AND LETTER OF CREDIT
                            REIMBURSEMENT AGREEMENT



     THIS AGREEMENT, dated as of the 10th day of September, 1993, is made by and between UNITOG COMPANY, a Delaware corporation (the "Company"), UNITOG RENTAL SERVICES, INC., a California corporation ("Rental") (Company and Rental being sometimes collectively referred to herein as the "Borrowers" or individually as a "Borrower"), UNITED MISSOURI BANK, N.A., Kansas City, Missouri, a national banking association ("UMB"), HARRIS TRUST AND SAVINGS BANK, Chicago, Illinois, an Illinois banking corporation ("Harris"), NBD BANK, N.A., Detroit, Michigan, a national banking association ("NBD") (UMB, Harris and NBD being sometimes collectively referred to herein as the "Banks" or individually as a "Bank"), and UNITED MISSOURI BANK, N.A., Kansas City, Missouri, a national banking association, as agent for the Banks herein (in such capacity, the "Agent").

     WHEREAS, the Borrowers have requested a total credit facility of up to $50,763,458 in revolving loans and letters of credit; and

     WHEREAS, the Banks are willing to extend such credit facility to the Borrowers on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties mutually agree as follows:

                                   SECTION 1
                                  Definitions

     1.1 Accounting Terms. All accounting and financial terms used herein are used with the meanings such terms are given in accordance with GAAP, except as may be otherwise specifically provided in this Agreement.

     1.2  Defined Terms.  As used herein:

          "Advance" means a disbursement of proceeds of the Revolving Credit Loans.

          "Agent" means United Missouri Bank, N.A., Kansas City, Missouri, in its capacity as agent for the Banks hereunder, and any successor Agent appointed pursuant to this Agreement.

          "Agreement" means this Loan and Letter of Credit Reimbursement Agreement, as amended from time to time.

          "Applicable Margin" shall be determined by reference to the following table:

                                    Applicable         Applicable
                                    Margin for            Margin for
      Capitalization                Prime Rate           LIBOR
          Ratio                      Advances              Advances
     Less than or equal
     to 50%                             0 bp             75 bp

     Greater than 50%                   0 bp            100 bp

The adjustment (upwards or downwards, as appropriate), if any, to the Applicable Margin shall be calculated as of the last day of the immediately preceding fiscal quarter and shall be effective two (2) business days after delivery of required financial statements and Officer's Certificate to Agent. No decrease in rate shall occur if there exists a Default or Event of Default on the date on which such decrease would otherwise become effective until such time as the Default or Event of Default has been cured or waived.

          "Application for Advance" or "Application" means the written application of the Borrowers for an Advance, which Application shall be in the form of Exhibit A attached hereto.

          "Authorized Officer" means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant to the Treasurer, the Secretary, the Controller, the Treasury Manager and the Senior Financial Analyst or such other officer or employee of a Borrower whose authority to perform acts to be performed only by an Authorized Officer under the terms of this Agreement is evidenced to the Agent by a certified copy of an appropriate resolution of the Board of Directors of such Borrower.

          "Banking Day" means a day on which the principal offices of the Agent and the Banks are open for the purpose of conducting substantially all of their business activities, and, for purposes of Section 2.2.9, shall also be a day on which dealings in U.S. dollar deposits are carried on in the London interbank market and banks are open for business in London.

          "Banks" shall have the meaning ascribed in the preamble.

          "Borrower" or "Borrowers" shall have the meaning ascribed in the preamble.

          "Capitalization Ratio" means Consolidated long-term debt (interest bearing obligations with maturities in excess of one year) of the Company divided by total Consolidated Stockholders' Equity plus long-term debt.

          "Closing Date" means the date of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commitment"  means a Bank's Revolving Credit Commitment.

          "Company"  shall have the meaning ascribed in the preamble.

          "Compliance Certificate" means a certificate signed by an Authorized

Officer showing the calculations of the financial covenants specified in
Section 5.7 and containing the certification that the Company is in compliance with such financial covenants.

          "Consolidated Stockholders' Equity" means the Consolidated Stockholders' Equity of the Company, determined in accordance with GAAP, shown on the balance sheets furnished to the Banks from time to time pursuant to
Section 5.2.

          "Credit Enhanced Notes" means the Borrowers' Seventeen Million Dollars ($17,000,000) 9.68% Fixed Rate Credit Enhanced Notes Due December 1, 1998, issued pursuant to the Indenture.

          "Default" means any event specified in Section 8, which is not initially an Event of Default, but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Event of Default" shall have the meaning ascribed in Section 8.

          "Fixed Charge Coverage Ratio" means the sum of earnings before interest, taxes, amortization expense, and rent expense, divided by the sum of interest expense and rent expense.

          "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, body, commission, court or department thereof, whether federal, state, local or foreign.

          "Harris"  shall have the meaning ascribed in the preamble.

          "Hazardous Substance" means any hazardous or toxic substance regulated by any federal, state or local statute or regulation applicable to the Borrowers or their Subsidiaries, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Toxic Substance Control Act, or by any Governmental Authority having jurisdiction over the Borrowers or their Subsidiaries and over the control of any such substance including, but not limited to, the United States Environmental Protection Agency.

          "Indenture" means the Trust Indenture dated as of December 1, 1988, executed by the Borrowers and the Trustee relative to the Credit Enhanced Notes, as amended.

          "Letter of Credit" shall have the meaning ascribed in Section 3 and shall be deemed to include any renewal, replacement, substitution, extension or modification thereof.

          "LIBOR" means the arithmetic average of rates at which deposits in U.S. dollars are offered by leading banks for the applicable LIBOR Interest Period in the London interbank market two (2) Banking Days prior to the commencement of any LIBOR Interest Period, as reasonably determined by the Agent.

          "LIBOR Interest Period" means a period commencing on any date a Permissible Increment of a Loan or Loans is converted or renewed to an Optional Rate Portion, and ending, as selected by the Borrowers, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter; provided, that, if a LIBOR Interest Period would end on a day that is not a Banking Day, such LIBOR Interest Period shall be extended to the next Banking Day unless such Banking Day would fall in the next calendar month, in which event such LIBOR Interest Period shall end on the immediately preceding Banking Day.

          "Loan Documents" means this Agreement, the Notes and any other documents or instruments now or hereafter executed and delivered by or on behalf of the Borrowers to the Banks or to the Agent to further evidence or govern the Obligations.

          "Loans" means the Revolving Credit Loans.

          "NBD" shall have the meaning ascribed in the preamble.

          "Notes" means the Revolving Credit Notes.

          "Obligations" means (i) all obligations of the Borrowers to the Banks of every type and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, on account of the Loans, including, without limitation, any Advances made pursuant to any discretionary extension of the Commitment by the Banks beyond the Revolving Credit Maturity Date or pursuant to any other amendment of the Loan Documents, and whether or not contemplated by the Borrowers or the Banks as of the date of this Agreement, (ii) the Borrowers' duty to reimburse the Banks, as the case may be, for all amounts paid by the Banks in honoring drafts under the Letter of Credit, including the installment loan described in
Section 3.8 hereof, if applicable, or the documentary trade and standby letters of credit described in Section 2.2.2(b) and the Borrowers' duty to pay the Banks, as the case may be, the fees and commissions required hereunder for issuing the Letter of Credit and such other letters of credit, (iii) all other commitment fees and similar charges provided for in the Loan Documents, and
(iv) all other obligations arising under the Loan Documents including, without limitation, all costs of collection and enforcement of any and all of the Loan Documents, including reasonable attorneys' fees and expenses (to the extent permitted by applicable law).

          "Officer's Certificate" means a certificate in the form of Exhibit B attached hereto and incorporated herein by reference.

          "Optional Rate"  means the LIBOR plus the Applicable Margin.

          "Optional Rate Portion" means any Loan or portion thereof which bears interest with reference to an Optional Rate on any given day.

          "Permissible Increment" shall have the meaning ascribed in Section 2.2.9(iv).

          "Permitted Encumbrances" shall have the meaning ascribed in Section
6.1.

          "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a Governmental Authority.

          "Plan" shall have the meaning ascribed in ERISA.

          "Prepayment Premium" shall have the meaning ascribed in Section 2.2.9(vii).

          "Prime Rate" means the variable interest prime rate as published from time to time in the Wall Street Journal, such rate to change contemporaneously with each change in such established and quoted rate. In the event that the Wall Street Journal is no longer published, then "Prime Rate" shall mean the variable interest rate equal at all times to the rate of interest established and quoted by UMB on any day as its prime rate.

          "Pro Rata Share" means, for any Bank, when used with reference to any aggregate or total amount, an amount equal to the product of (i) such aggregate or total amount, times (ii) a fraction the numerator of which shall be such Bank's Commitment and the denominator of which shall be the aggregate of all Commitments.

          "Quarterly Commission Due Date" shall have the meaning ascribed in
Section 3.3.

          "Rental" shall have the meaning ascribed in the preamble.

          "Revolving Credit Commitments" means the revolving credit commitments of the Banks, more particularly described in Section 2.2.1, in the respective amounts of (i) Fourteen Million Dollars ($14,000,000), in the case of UMB, and (ii) Ten Million Five Hundred Thousand Dollars ($10,500,000), in the case of Harris, and (iii) Ten Million Five Hundred Thousand Dollars ($10,500,000), in the case of NBD.

          "Revolving Credit Loans" shall have the meaning ascribed in Section
2.2.1 and shall be deemed to include any extensions or renewals thereof.

          "Revolving Credit Maturity Date" means September_9, 1996, or as otherwise extended, if extended.

          "Revolving Credit Notes" shall have the meaning ascribed in Section
2.2.2 and shall be deemed to include any renewals, extensions, replacements and modifications thereof.

          "Secured Obligations" means all obligations of the Borrowers in connection with the Term Loan.

          "Stated Amount" means, as of any date such amount is to be determined, the maximum amount available to draw under the Letter of Credit, assuming compliance with all conditions for drawing under the Letter of Credit.

          "Subsidiary" means any corporation, partnership, joint venture or other business entity over which a Person exercises control, provided that it shall be conclusively presumed that the Person exercises effective control over any such entity 51% or more of the equity interest of which is owned by the Person, directly or indirectly.

          "Term Loan" means the indebtedness of the Borrowers evidenced by the Credit Enhanced Notes.

          "Term Loan Documents" means the Credit Enhanced Notes, the Indenture, and any mortgages and/or deeds of trust and all other documents and instruments now or hereafter executed by or on behalf of either Borrower to evidence, govern or secure the Term Loan, including any amendments thereof, but excluding the Placement Agency Agreement between the Borrowers and Bank One, Indianapolis, national association.

          "Trustee" shall mean the trustee under the Indenture.

          "UMB" shall have the meaning ascribed in the preamble.

     1.3 Singular and Plural. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   SECTION 2
                                   The Loans

     2.1 Credit. Subject to the terms and conditions of this Agreement, the Banks will make the Loans described in this Section 2 to the Borrowers.

     2.2 The Revolving Credit Loans. Subject to the terms and conditions of this Agreement, the Banks will make revolving credit loans to the Borrowers as follows:

          2.2.1 The Revolving Credit Commitments. Subject to the conditions of Section 7, from the date hereof to the Revolving Credit Maturity Date including any extension thereof, the Banks agree to make Advances (collectively, the "Revolving Credit Loans") or to provide the other financial accommodations described in this Section 2.2 to the Borrowers from time to time in an aggregate amount not to exceed at any one time outstanding the aggregate Revolving Credit Commitments. Each Advance shall be made by the Banks concurrently and in accordance with its Pro Rata Share.

          2.2.2  Method of Borrowing.

                 (a) Revolving Credit Loans. The Obligation of the Borrowers to repay Revolving Credit Loans shall be evidenced by promissory notes (the "Revolving Credit Notes") of the Borrowers in the form of Exhibit C payable to each of the Banks in accordance with the amount of their respective Revolving Credit Commitments. So long as no Default or Event of Default shall have occurred and be continuing, and until the Revolving Credit Maturity Date including any extension thereof, the Borrowers may borrow, repay and reborrow under the Revolving Credit Notes on any Banking Day, provided that no borrowing may cause the outstanding principal balance of the Revolving Credit Loans and the documentary trade and standby letters of credit issued pursuant to Section 2.2.2(b) hereof to exceed the aggregate Revolving Credit Commitments or may result in a Default or an Event of Default. As the Borrowers desire to obtain Revolving Credit Loans hereunder, the Company, as agent for the Borrowers and which is hereby designated as agent for the Borrowers for such purpose, shall give the Agent notice of the Borrowers' intention to borrow pursuant to the Revolving Credit Commitments by not later than 10:00 A.M. (Kansas City, Missouri time) on the proposed date of borrowing. As soon as practicable after receipt of a borrowing notice but in no event later than 11:00 A.M. (Kansas City, Missouri time), the Agent shall give the Banks telephonic notice of the same. By 12:00 Noon (Kansas City, Missouri time) on each such borrowing date, each Bank severally agrees to make its Pro Rata Share of the Advance of the Revolving Credit Loans then being made to the Borrowers by making it available to the Agent, either by wire transfer to Agent's main office in Kansas City, Missouri, or by deposit to any correspondent account, if any, which Agent may maintain with such Bank. The Agent will make the funds so received from the Banks immediately available to the Borrowers in the manner provided below. Each Advance under the Revolving Credit Loans will be conditioned upon delivery (which delivery may be made by telex, telecopier or facsimile transmission) to the Agent by the Borrowers of an Application for Advance provided that the Agent may, in its sole discretion, make a disbursement upon the verbal request of the Borrowers made telephonically by an Authorized Officer. The Agent may rely on any such verbal request which shall have been received by it in good faith from a Person reasonably believed to be an Authorized Officer. Each such verbal request shall be promptly confirmed by a duly executed Application for Advance. Subject to the provisions of Section 2.2.9, all borrowings and reborrowings shall be in amounts of not less than One Hundred Thousand Dollars ($100,000). Repayments may be in any amount except (i) mandatory prepayment of the Revolving Credit Loans as required by Section 2.2.4 and (ii) repayment of the entire principal balance of the Revolving Credit Loans. Upon compliance with all conditions of lending stated in this Agreement applicable to the Revolving Credit Loans, the Agent shall disburse the amount of the requested Advance to the Borrowers by depositing the same in the Company's account at UMB, and the Borrowers hereby authorize the disbursement of Advances of the Revolving Credit Loans in such manner. All Advances by the Banks and payments by the Borrowers shall be recorded by the Banks on their books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined by reference to the books and records of the Banks. Such books and records shall be rebuttably presumed to be correct as to such matters.

                 (b)  Documentary Trade and Standby Letters of Credit.
Subject to the terms and conditions hereof, the Revolving Credit Commitments, at the option of the Borrowers, may also be utilized in the form of documentary trade and stand-by letters of credit issued by UMB for the account of a Borrower. Immediately upon issuance of each such letter of credit, the Agent shall notify the Banks of the amount and type of the same. Each such documentary trade letter of credit shall have an expiration date not later than the first to occur of (i) one hundred twenty (120) days from the date of issuance, or (ii) one (1) day before the Revolving Credit Maturity Date. Each such standby letter of credit shall have an expiration date not later than the first to occur of (i) one (1) year from the date of issuance, or (ii) one (1) day before the Revolving Credit Maturity Date. The aggregate of such documentary trade and standby letters of credit outstanding at any time shall not exceed Five Million Dollars ($5,000,000) and, when taken together with the aggregate principal amount of Revolving Credit Loans then outstanding, shall at no time exceed the aggregate Revolving Credit Commitments. Each documentary trade or standby letter of credit issued pursuant to this Section 2.2.2(b) shall count against and reduce the Revolving Credit Commitments by the amount of such letter of credit outstanding unless and until such letter of credit expires by its terms or otherwise terminates, in which event the Revolving Credit Commitments shall be reinstated by the amount of such letter of credit. The amount of any documentary trade or standby letter of credit outstanding at any time for all purposes hereof shall be the maximum amount which could be drawn thereunder under any circumstances from and after the date of determination. Each such documentary trade and standby letter of credit shall conform to the general requirements of UMB for the issuance of such credits, as to form and substance, and shall be a letter of credit which UMB may lawfully issue. If and to the extent a drawing is at any time made under any such letter of credit, UMB shall immediately notify the Borrowers of such draw and the amount of such draw shall automatically become an Advance under the Revolving Credit Loans, and the Borrowers, Harris and NBD hereby irrevocably authorize UMB to refinance, without notice to the Borrowers, Harris or NBD, the reimbursement Obligation of the Borrowers arising out of any such drawing into Revolving Credit Loans, evidenced by the Revolving Credit Notes and for all purposes under, on and subject to the terms and conditions of this Agreement, but without regard to the conditions precedent to making an Advance under the Revolving Credit Loans or to any requirement of this Agreement that each Revolving Credit Loan be in a minimum amount or Permissible Increment. This Agreement and the other Loan Documents shall supersede any terms of any letter of credit applications or other documents which are irreconcilably inconsistent with the terms hereof or thereof. For administrative convenience UMB shall issue the documentary trade and standby letters of credit for the account of the Banks pursuant to the arrangements set forth below, and, accordingly, the outstanding portion of each such letter of credit shall be deemed to utilize a Pro Rata Share of the Revolving Credit Commitment of each Bank. The Borrowers agree to pay to the Banks upon the issuance of each documentary trade and standby letter of credit, in addition to and not as part of the compensation described in Section 2.2.6, letter of credit fees computed at a rate equal to the Applicable Margin for LIBOR Advances multiplied by the face amount of each documentary trade letter of credit or the face amount of each standby letter of credit, as the case may be, and further multiplied by a fraction the numerator of which shall equal the number of months for which the letter of credit is issued and the denominator of which shall be 12 (subject to a minimum fee in each case of One Hundred Dollars ($100)). Sixty percent (60%) of any documentary trade or standby letter of credit fee for servicing totaling in amount $500 or less shall be retained by UMB and the balance of such fee will be allocated between the remaining Banks in accordance with their respective Pro Rata Shares and will be remitted by UMB to Harris and NBD promptly upon receipt; provided, however, that in the event at any time an aggregate face amount of $1,000,000 or more exists for letters of credit each having face amounts of not more than $67,000, all such fees for all such letters of credit in excess of the aggregate of $1,000,000 shall be allocated between the Banks in accordance with their respective Pro Rata Shares. If any documentary trade or standby letter of credit fee for servicing exceeds $500, UMB shall retain $500; and the balance of such fee will be allocated between the Banks in accordance with their respective Pro Rata Shares and will be remitted by UMB to Harris and NBD promptly upon receipt. The Borrowers hereby authorize UMB to collect such fees by deducting the amount thereof from the account of either Borrower at UMB, advising the Borrowers to that effect. The letters of credit described in this Section 2.2.2 are distinct from, and unrelated to, the Letter of Credit and shall be differentiated in all respects under this Agreement.

                 Notwithstanding anything stated to the contrary in this Agreement in the event payment of the Obligations is accelerated because of the occurrence of an Event of Default, the Banks shall not renew any outstanding letters of credit issued pursuant to this Section 2.2.2.

          2.2.3 Interest on the Revolving Credit Loans. The principal amount of the Revolving Credit Loans outstanding from time to time shall bear interest until maturity of the Revolving Credit Notes at a rate per annum equal to the Prime Rate plus the Applicable Margin, except that at the option of the Borrowers, exercised as provided in Section 2.2.9, interest may accrue prior to maturity on any Permissible Increment of any Advance or on any Permissible Increment of the outstanding balance of the Revolving Credit Loans as to which no Optional Rate has previously been elected, at an Optional Rate for a period of one, two, three, or six months. At the expiration of such Optional Rate on such Permissible Increment, unless, in each case, the Borrowers exercise the Optional Rate as provided in Section 2.2.9, interest shall again accrue at the Prime Rate plus the Applicable Margin. After maturity, whether by acceleration or otherwise, or during the continuance of any Event of Default, and until cure or payment in full, the Revolving Credit Loans shall bear interest at Two Percent (2%) per annum above the rate otherwise then in effect. Accrued interest to the first day of each January, April, July and October shall be due and payable on each such day prior to maturity for all Loans bearing interest at the Prime Rate plus Applicable Margin. For all Loans bearing interest at LIBOR plus Applicable Margin which have an initial maturity of three (3) months or longer, all interest accrued to the first day of each January, April, July and October shall be due and payable on each such day, with the balance of accrued interest payable upon the termination of the LIBOR Interest Period. Interest shall be due and payable at maturity for all Loans bearing interest at LIBOR plus the Applicable Margin which have a maturity of less than three (3) months. After maturity, interest shall be payable on all Loans as accrued and without demand.

          2.2.4  Payments; Mandatory Prepayment of Revolving Credit Loans.
 The Borrowers shall promptly pay to the Agent, on demand, any amount by which the aggregate outstanding principal amount of the Revolving Credit Loans exceeds the Revolving Credit Commitments. All payments of principal and interest on the Revolving Credit Loans shall be made by the Borrowers to the Agent at its main office in Kansas City, Missouri, by 10:00 A.M. (Kansas City time) on the date when due, and shall be applied pro rata between the Banks in accordance with the outstanding principal amounts of the Revolving Credit Notes held by them. Each payment delivered to the Agent for the account of any Bank shall be delivered by the Agent for the account of such Bank no later than 12:00 Noon (Kansas City, Missouri time) on the same day.

         2.2.5 Use of Proceeds of Revolving Credit Loans. Advances of the Revolving Credit Loans may be used (i) to fund acquisitions, (ii) to provide credit enhancement for interest and principal obligations in connection with the Credit Enhanced Notes, (iii) to meet ongoing working capital requirements of the Borrowers and (iv) for other corporate purposes not prohibited by this Agreement.

          2.2.6 Revolving Credit Commitment Fee. The Borrowers shall pay to the Agent, for the ratable account of the Banks, commencing December 15, 1993, and continuing on the fifteenth (15th) day of each March, June, September and December thereafter, so long as the Revolving Credit Commitments are outstanding, a commitment fee equal to twenty-five (25) basis points calculated on the average daily unused portion of the Revolving Credit Commitments during the immediately preceding three (3) month period ending December 1, March 1, June 1 or September 1; provided, however, the aggregate Revolving Credit commitment fee payable under this Agreement shall not exceed Fifty Thousand Dollars ($50,000) in any trailing four (4) fiscal quarter period. Effective as of the relevant payment date, the Obligation to pay the commitment fee shall be an absolute, joint and several Obligation of the Borrowers, not subject to cancellation or reduction for any reason, including, without limitation, termination, in whole or in part, of the Revolving Credit Commitments, and, once paid, the commitment fee shall be non-refundable. The Agent is hereby authorized by the Borrowers to automatically debit any of the Borrowers' accounts with the Agent for the payment of any commitment fee due and payable hereunder. The Revolving Credit commitment fee shall be allocated between the Banks according to their Pro Rata Shares and will be remitted to Harris and NBD by the Agent promptly upon receipt.

     Borrowers and Harris agree that facility and other fees collected by Harris under that certain First Amended and Restated Loan and Letter of Credit Agreement between the Borrowers, Harris and other parties dated October 25, 1990, will be retained by Harris except that the unexpired portion of the annual revolving credit commitment fee thereunder paid in December 1992 on the revolving credit thereunder shall be refunded by Harris. The amount of such refund shall not exceed $6,200 with the actual amount of refund to be calculated pursuant to the following formula: $30,000,000 x 31.25% x 25 bp x (unexpired days between the Closing Date and December 1, 1993/360). Such refund will be made via offsetting reductions in the amount of future Revolving Credit Commitments fee or quarterly Letter of Credit Commission payments made to Harris beginning in March, 1994.

          2.2.7 Calculation of Interest. Interest on each of the Loans shall be calculated based upon use of a fraction, the numerator of which being the actual number of days elapsed and the denominator of which is 365.

          2.2.8 Manner of Payment - Prepayments. All payments of principal and interest on the Loans shall be payable at the principal office of the Agent in Kansas City, Missouri, in funds available for the Agent's immediate use at that city, and no payment will be considered to have been made until received in such funds. Any of the Loans may be prepaid, in whole or in any amount, without premium or penalty at any time, subject to Section 2.2.9(vii).

          2.2.9 Procedures for Electing Optional Rates. Optional Rates may be elected only in accordance with the following procedures and subject to the above-described and the following conditions:

                 (i) No Optional Rate may be elected at any time a Default or an Event of Default shall have occurred and is continuing.

                 (ii) The Borrowers shall notify the Agent of its election or renewal of an Optional Rate prior to 2:00 P.M. (Kansas City, Missouri time) not less than three (3) Banking Days prior to the commencement of a LIBOR Interest Period specifying (a) the election or renewal date, (b) the amount of the Loan (or Loans taken together) elected or renewed which amount shall be in a Permissible Increment, and (c) the duration of the LIBOR Interest Period selected to apply thereto. The Agent shall immediately notify the Banks whenever an Optional Rate is selected by the Borrowers.

                 (iii) An election of an Optional Rate may be communicated to the Agent only by an Authorized Officer of the Company. Such election may be communicated by telephone or by telex, facsimile machine or other form of written electronic communication, or by a writing delivered to the Agent. The Borrowers shall confirm in writing any election communicated by telephone and such written confirmation shall be signed by an Authorized Officer. The Agent shall be entitled to rely on any verbal communication of the election of an Optional Rate which is received by a designated employee of the Agent from anyone reasonably believed in good faith by such employee to be an Authorized Officer of the Company.

                 (iv) No Optional Rate for any Loan may be elected except, in each case, in "Permissible Increments" which shall mean a minimum principal amount of One Million Dollars ($1,000,000), and minimum increments of One Hundred Thousand Dollars ($100,000) above One Million Dollars ($1,000,000).

                 (v) Notwithstanding any other provision of this Agreement, in the event that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR for any LIBOR Interest Period, the Agent shall forthwith give notice of such determination, confirmed in writing, to the Borrowers and the Banks. If such notice is given, then all Loans being renewed at the Optional Rate or being requested at the Optional Rate shall, at the Borrower's election, bear interest at the Prime Rate plus the Applicable Margin or at a rate equal to the then current average yield on United States Treasury bills adjusted to a maturity of a duration equal to the applicable LIBOR Interest Period (except if the applicable LIBOR Interest Period is of two (2) months duration, then adjusted to a one (1) month maturity), as published by Bloomberg or a like publication, plus 45 bp plus the Applicable Margin for LIBOR Advances.

                 (vi) If any law or any governmental regulation, guideline or order or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any central bank or other Governmental Authority whether or not having the force of law (i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, any Bank with respect to any optional Rate Advance under the Agreement, or (ii) imposes upon any Bank any other condition or expense with respect to any Optional Rate Advance under this Agreement, or the making, maintenance or funding of any part of the proceeds of an Optional Rate Advance; and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense upon any Bank with respect to the outstanding balance of the Loans bearing interest at the Optional Rate or the making, maintenance or funding of any part thereof by an amount which the Bank deems to be material, the Bank shall from time to time notify the Borrowers (which notification shall be made reasonably promptly after discovery by the Bank of the causing circumstances) of the amount determined in good faith (using any commonly accepted methods employed in good faith) by the Bank (which determination shall be conclusive) to be necessary to compensate the Bank in connection with the Optional Rate Advances to the Borrowers for such increase in cost, reduction in income or additional expense. Such amount shall be due and payable by the Borrowers to the Bank thirty (30) Banking Days after such notice is given.

                 (vii) In the event any Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by such Bank to fund or maintain its part of any Optional Rate Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to such
Bank) as a result of:

                        (a) any payment of an Optional Rate Portion on a date other than the last day of the then applicable LIBOR Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement; or

                        (b) any failure by the Borrowers to create, borrow, continue or effect by conversion an Optional Rate Portion on the date specified in a notice given pursuant to this Agreement;

     then, upon the demand of such Bank, the Borrowers shall pay to the Bank such amount as will reimburse such Bank for such loss, cost or expense ("Prepayment Premium"). If a Bank requests such a reimbursement, it shall provide to the Borrowers a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be rebuttably presumed to be correct if reasonably determined.

     Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and to maintain its funding of all or any part of its Notes in any manner it sees fit, it being understood, however, that to the extent any Bank is matching funds in any manner (whether or not in the LIBOR Eurodollar market) that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Optional Rate Portion during each LIBOR Interest Period applicable thereto through the purchase of deposits in the relevant interbank market in the amount of its share of such Optional Rate Portion, having a maturity corresponding to such LIBOR Interest Period, and bearing an interest rate equal to the Optional Rate for such LIBOR Interest Period.

     If at the time of any voluntary or mandatory prepayment of any portion of the principal of any Loan, interest accrues at both an Optional Rate or Rates and at a Prime Rate on portions of a Loan or Loans, then any prepayment of principal will be applied first to the portion of a Loan or Loans on which interest accrues at the Prime Rate and next to the portion or portions at which interest accrues at an Optional Rate or Rates, and if interest accrues on a Loan or Loans at more than one Optional Rate, first to that portion or those portions on which interest accrues at a rate or rates which results in no Prepayment Premium or the lowest Prepayment Premium or Premiums. The Agent will notify the Borrowers and obtain their approval prior to any application of any prepayment which would result in any Prepayment Premium.

                 (viii) Also notwithstanding any provision of this Agreement to the contrary, (a) no Optional Rate may be selected for any Loan if the interest period applicable thereto would extend beyond the Revolving Credit Maturity Date including any extensions thereof, in the case of Revolving Credit Loans and (b) all Optional Rates shall remain fixed throughout the relevant LIBOR Interest Period.

          2.2.10 Banking Day. If any installment of principal or interest on any Loan becomes due and payable on a day other than a Banking Day, the maturity of the installment of principal or interest shall be extended to the next succeeding Banking Day, and interest shall be payable during such extension of maturity.

          2.2.11 Extension of Revolving Credit Maturity Date. The Borrowers shall have the right to request two (2) 1-year extensions of the Revolving Credit Maturity Date. Each such request must be in writing and must be delivered to the Agent at least sixty (60) days prior to the date which is two
(2) years prior to the Revolving Credit Maturity Date in effect upon the date of receipt of such notice by the Agent. The Banks, in their sole discretion, may accept or reject any such request for an extension of the Revolving Credit Maturity Date. In order for any such an extension to be accepted, all of the Banks must agree to the extension. The Agent shall give written notice to the Borrowers of the Banks' acceptance or rejection of the request for any such extension within forty-five (45) days of receipt by the Agent of the Borrowers' request for any such extension; provided, however, failure of the Agent to give any such notice to the Borrowers shall impose no liability on the Agent or the Banks.

                                   SECTION 3
                              The Letter of Credit

     3.1 The Letter of Credit. Subject to the fulfillment of all the terms and conditions stated in Section 7 applicable to the issuance of the Letter of Credit, NBD will open and deliver as of the Closing Date its irrevocable direct pay letter of credit effective on November 30, 1993 (the "Letter of Credit") for the account of the Borrowers and in favor of the Trustee for the benefit of the holders of the Credit Enhanced Notes in the Stated Amount of Fifteen Million Seven Hundred Sixty-Three Thousand Four Hundred Fifty-Eight Dollars ($15,763,458). The Letter of Credit will be available to draw to pay the principal portion of and all accrued interest on the Credit Enhanced Notes, is in the form attached as Exhibit D and will be subject to the terms stated therein. The Letter of Credit is issued subject to the terms and conditions of this Agreement and the Term Loan Documents.

     3.2  Payment and Reimbursement.

          3.2.1 Payment. NBD shall honor draws made by the Trustee, for the account of the Borrowers, directly to pay principal and/or interest on the Credit Enhanced Notes as each installment thereof becomes due, all in accordance with the terms and provisions of the Letter of Credit. In addition, the Borrowers shall have the right, upon prior written notice to the Agent, to cause the Trustee to make a conforming draw of the Stated Amount, or such lesser amount as may be directed by the Borrowers, in order to make optional redemption payments on the Credit Enhanced Notes pursuant to Section 3.01(a) of the Indenture and to provide for the payment of the Credit Enhanced Notes pursuant to Section 8.01(a)(ii) of the Indenture; provided, however, in the event of any payment pursuant to Section 8.01(a)(ii), the Borrowers shall provide satisfactory evidence to the Banks that concurrently with such payment, the Borrowers will provide such additional funds necessary in order that all mortgages and security interests will be promptly released by the Trustee; provided, further, in no event shall this Obligation be deemed a condition precedent to any draw on the Letter of Credit. All payments made by NBD under the Letter of Credit shall be made from funds of NBD or from funds obtained by NBD from Harris and UMB, as provided in Section 3.7, and in no event shall such payment be made with funds obtained from either Borrower or any Subsidiary of a Borrower.

          3.2.2 Reimbursement. Unless an election is made by Borrowers pursuant to the provisions of Section 3.8, NBD shall automatically convert the Obligations of the Borrowers arising out of any drawing under the Letter of Credit into Revolving Credit Loans by giving notice thereof to the Agent if such conversion does not cause the outstanding principal amount of the Revolving Credit Loans to exceed the aggregate Revolving Credit Commitments, and the Borrowers hereby irrevocably authorize the Agent, upon receipt of such notice from NBD, to convert without notice to the Borrowers the Obligations of the Borrowers arising out of any such drawing into Revolving Credit Loans on and subject to the terms and conditions of this Agreement, but without regard to the conditions precedent to making any such Revolving Credit Loans and any requirement of this Agreement that each Revolving Credit Loans be in a minimum Permissible Increment. In the event the amount of a drawing in the Stated Amount under the Letter of Credit would cause the Revolving Credit Loans to exceed the aggregate Revolving Credit Commitments, the Borrowers shall automatically be deemed to have made an election pursuant to Section 3.8 hereof and the full amount of such drawing shall automatically be converted into the installment loan provided for in Section 3.8 hereof, but without regard to the conditions precedent to making such installment loan pursuant to
Section 3.8 hereof. In the event any drawing under the Letter of Credit in an amount less than the Stated Amount would cause the Revolving Credit Loans to exceed the aggregate Revolving Credit Commitments, the Borrowers shall immediately reimburse the Banks for the amount of such drawing in excess of the Revolving Credit Commitments. Nothing in this Section 3.2.2 shall be deemed to constitute a waiver of Default or Event of Default caused by the failure to satisfy any of the conditions precedent to making Revolving Credit Loans or an installment loan pursuant to Section 3.8 or otherwise. The Obligations of the Borrowers under this Section 3.2.2 shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

                        (a) Any lack of validity or enforceability of the Letter of Credit or any other Term Loan Document;

                        (b) Any amendment or waiver of or consent to departure from the terms of the Letter of Credit or any of the Term Loan Documents;

                        (c) The existence of any claim, setoff, defense or other right which either Borrower may have at any time against the Trustee, any transferee of the Letter of Credit, any holder of a Credit Enhanced Note, NBD or any other person, whether in connection with the Loan Documents, the Letter of Credit or the Term Loan Documents or any unrelated transaction;

                        (d) Any statement, draft or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever;

                        (e) The surrender or impairment of any security, if any, for the performance or observance of the terms of the Loan Documents, the Letter of Credit or the Term Loan Documents; or

                        (f) The voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of either Borrower, the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment or other similar proceedings affecting either Borrower or any of the assets of either of them, or any allegation or contest of the validity of this Agreement, any of the Loan Documents or any of the Term Loan Documents, in any such proceeding; or

                        (g) Any other circumstances, happening or omission whatsoever, whether or not similar to any of the foregoing, including, without limitation, those matters described in Section 3.5.

     3.3 Commission. At the end of each three month period, so long as the Letter of Credit is outstanding (each of such anniversaries being hereafter referred to as "Quarterly Commission Due Date"), the Borrowers, jointly and severally, agree to pay to NBD a commission for the Letter of Credit for the prior three months computed at a rate equal to the Applicable Margin for LIBOR Advances (the "Commission Rate") multiplied by the Stated Amount as of the date of calculation multiplied by three (3) months divided by twelve (12) months with the first such commission being due and payable on March 1, 1994; provided, however, that the commission paid as of any Quarterly Commission Due Date shall not be refundable to the Borrowers, for any reason, including, without limitation, any reduction in the Stated Amount or the cancellation of the Letter of Credit. If the Letter of Credit is transferred to a new beneficiary pursuant to the terms thereof (other than a Person into which the Trustee may be merged or converted), then the Borrowers, jointly and severally, promise to pay to NBD promptly upon its demand a transfer fee in the amount of $500.00. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in each case be included in the computation of such payment.

     3.4 Additional Amounts Payable. If any change in or the enactment, adoption or judicial or administrative interpretation of any law, regulation, treaty, guideline or directive (including, without limitation, Regulation O of the Board of Governors of the Federal Reserve System) either (i) subjects any Bank to any additional tax, duty, charge, deduction or withholding with respect to the Letter of Credit or any participation therein or any amount paid by the Banks thereunder or received by the Banks under this Agreement because of the Letter of Credit (other than a tax measured by the net or gross income of the Banks), or (ii) imposes or increases any reserve, special deposit, or similar requirement on account of the Letter of Credit or any participation therein, or (iii) imposes increased minimum capital requirements on any Bank on account of its issuing or participating in the Letter of Credit, and if any of the foregoing (A) results in an increase to any Bank in the cost of maintaining the Letter of Credit or any participation therein, or making any payment on account of the Letter of Credit or any participation therein, (B) reduces the amount of any payment receivable by the Banks under this Agreement with respect to the Letter of Credit, (C) requires the Banks to make any payment calculated by reference to the gross amount of any sum received or paid by the Banks pursuant to the Letter of Credit or any participation therein (other than a tax measured by the Banks' gross or net income) or (D) reduces the rate of return on the Banks' capital, the Borrowers shall pay to NBD for the account of the Banks, as additional compensation for the Letter of Credit, such amount as will compensate the Banks for such increased cost, payment or reduction. Within 30 days after (i) the initial demand therefor and (ii) presentation by NBD of a certificate to the Borrowers containing a statement of the cause of such increased cost, payment or reduction and a calculation of the amount thereof (which statement and calculation shall be rebuttably presumed to be correct), the Borrowers shall pay the additional amount payable measured from the date such change, enactment, adoption or interpretation first affects the relevant Bank to the date of the next Quarterly Commission Due Date with respect to the Letter of Credit. Thereafter, the additional amount payable shall be reflected by an increase in the quarterly commissions payable with respect to the Letter of Credit pursuant to Section 3.3 and shall be payable, in arrears, on the dates such quarterly commissions are due pursuant to Section 3.3.

     3.5 Risk of Misuse of the Letter of Credit. The parties benefitted by the Letter of Credit shall be deemed to be the agents of the Borrowers, and, except as expressly set forth herein, the Borrowers assume all risk for their acts, omissions or misrepresentations. NBD shall not be responsible for the validity, sufficiency, truthfulness or genuineness of any document required to draw under the Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, provided only that the document appears on its face to be in accordance with the terms of the Letter of Credit and provided NBD is not grossly negligent or engaging in willful misconduct, or for failure of any draft to bear reference or adequate reference to the Letter of Credit or failure of any Person to note the amount of any draft on the Letter of Credit or to surrender or take up the Letter of Credit, each of which provisions may be waived by NBD, or for errors, omissions, interruptions, or delays in transmission or delivery of any messages or documents. Without limiting the generality of the foregoing, the Borrowers agree that any action taken by NBD under or in connection with the Letter of Credit, if taken in good faith and without gross negligence, shall be binding upon the Borrowers and shall not put NBD under any resulting liability to the Borrowers, and the Borrowers likewise agree as to any omission unless in breach of good faith or grossly negligent. NBD is expressly authorized to honor any request for payment which is made under and in compliance with the terms of the Letter of Credit without regard to and without any duty on its part to inquire into the existence of any disputes or controversies between the Borrowers and the beneficiary of the Letter of Credit or any other Person or into the respective rights, duties or liabilities of any of them or whether any facts or occurrences represented in any of the documents presented under the Letter of Credit are true and correct. No Person, other than the parties hereto, shall have any rights of any nature under this Agreement or by reason hereof, except to the extent that the Trustee is expressly granted rights and imposed responsibilities hereunder, and to that end, the Trustee is hereby made a third party beneficiary of this Agreement.

     3.6 Replacement of the Letter of Credit; Cancellation. The Borrowers may at any time obtain the cancellation of the Letter of Credit and its return to NBD by furnishing a replacement letter of credit to the Trustee or by full redemption or defeasance of the Credit Enhanced Notes from Available Moneys (as defined in the Indenture), from proceeds of the Letter of Credit or any additional letter of credit required with respect to a defeasance of the Credit Enhanced Notes in a manner provided for in the Indenture.

     Notwithstanding the foregoing, the Letter of Credit may not be canceled prior to the payment in full or the defeasance of the Credit Enhanced Notes, unless the Borrowers provide NBD with the prior written consent to such cancellation and to the replacement letter of credit, as the case may be, by such holders of Credit Enhanced Notes as may be required under the Indenture, if any.

     3.7 Letter of Credit Participation. Harris hereby agrees to purchase a thirty percent (30%) participation and UMB hereby agrees to purchase a forty percent (40%) participation in the Letter of Credit. Such participation shall be funded by Harris and by UMB by funding their respective Pro Rata Share upon any drawing under the Letter of Credit not immediately reimbursed by the Borrowers; and thereupon Harris and UMB shall be entitled to, and NBD shall remit to Harris and UMB, Harris' and UMB's Pro Rata Shares of any amounts received by NBD in reimbursement of such drawing. Notwithstanding the previous sentence, NBD shall retain for itself the full amount of the transfer fees described in Section 3.3 hereof. NBD shall furnish to Harris and to UMB, each time the Letter of Credit, or any replacement thereof is issued, expires or is drawn under (whether in whole or in part) and not immediately reimbursed by the Borrowers, a participation certificate showing the Stated Amount of the Letter of Credit and the amount of Harris' and UMB's participation therein. The Letter of Credit commissions provided for in Section 3.3 and any additional amount payable pursuant to Section 3.4 shall be allocated between the Banks in proportion to their respective participations in the Letter of Credit (whether or not funded) and will be remitted to Harris and UMB promptly by NBD upon receipt.

     The obligations of Harris and UMB to participate in the Letter of Credit shall be absolute, unconditional and irrevocable under all circumstances whatsoever, including, without limitation, the circumstances set forth in
Section 3.2.2(a) through (g) hereof.

    3.8 Alternative Reimbursement of Letter of Credit Draw. Unless otherwise automatically elected by the Borrowers pursuant to Section 3.2.2 hereof, as an alternative to automatic conversion, as required by Section 3.2.2, of any draw under the Letter of Credit in the full Stated Amount, but only in the full Stated Amount of the Letter of Credit, the Borrowers may, at their election, if they are in full and complete compliance with the terms of this Agreement, on the date on which they are advised of any such drawing on the Letter of Credit by NBD, advise the Agent in writing that the Borrowers elect to convert the entire amount of such drawing into an installment loan obligation payable over a term of four (4) years in equal quarterly payments of principal calculated on a seven (7) year amortization of such principal amount and a final principal payment in the amount of the remaining outstanding principal loan amount. Such installment loan shall bear interest payable quarterly in arrears on the same date as each principal payment is due and at a rate per annum equal to the 3-month LIBOR rate, as reported in the Wall Street Journal, plus the Applicable Margin for LIBOR Advances plus 25 basis points, adjusted each ninety (90) days. Upon receipt by the Agent of notice of any such election by the Borrowers and notes executed by the Borrowers payable to each of the Banks in the form of Exhibit E attached hereto in each Bank's respective amount of participation in the Stated Amount of the Letter of Credit on the date of the draw, the Agent shall notify the Banks of such election and Harris and NBD shall each, upon receipt of such notification, immediately transfer to the Agent by wire transfer or deposit to any correspondent account which Agent may maintain with such Bank an amount equal to thirty percent (30%) of the principal amount of the draw under the Letter of Credit as provided above in this Section 3.8 and UMB shall immediately transfer forty percent (40%) of such amount to the Agent. Upon receipt of all such transfers from Harris, NBD and UMB, the Agent will immediately transfer the aggregate of such amount to NBD in full reimbursement of the draw on the Letter of Credit. The Agent shall handle the notes in the form of Exhibit E attached hereto and all collections thereon in the same manner as provided in this Agreement for collections on Revolving Credit Loans as respects the Banks.

                                   SECTION 4
                         Representations and Warranties

     To induce the Banks to make the Loans, to issue the Letter of Credit, and, if applicable to make the installment loan provided for in Section 3.8 hereof, the Borrowers represent and warrant to the Banks that, effective as of the Closing Date:

     4.1 Organization. Each Borrower and each of its Subsidiaries is a corporation organized, existing and in good standing under the laws of its state of incorporation. Each Borrower and each of its Subsidiaries is qualified to do business in every jurisdiction in which: (i) the nature of the business conducted or the character or location of the properties owned or leased or the residence or activities of employees make such qualification necessary, and (ii) failure so to qualify might impair title to material properties or the right to enforce material contracts against others or result in exposure to material liability in such jurisdiction.

     4.2 Authorization; No Conflict. The execution and delivery of the Loan Documents, the borrowings hereunder, the execution and delivery of the Term Loan Documents to which the Borrowers are a party, and the performance by the

Borrowers of the Obligations and the Secured Obligations are within their corporate powers, have been duly authorized by all necessary corporate action and do not contravene or conflict with any provision of law or the articles of incorporation or by-laws of either Borrower or of any material agreement binding upon either Borrower or its property.

     4.3 Validity and Binding Nature. The Loan Documents and the Term Loan Documents to which the Borrowers are a party are the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other laws affecting the enforcement of creditors' rights generally and by equitable principles which affect the availability of specific performance as a remedy.

     4.4 Financial Statements. The Company has delivered to the Banks its Consolidated audited annual financial statements as of January 31, 1993 for the fiscal year of the Company then ended and its quarterly Consolidated (unaudited) financial statements as of August_1, 1993. Such statements have been prepared in accordance with GAAP consistently applied and present fairly the financial condition of the Company, on a Consolidated basis, as of the date thereof and the results of its operations, on a Consolidated basis, for the period covered thereby and since the date of such statements, except as disclosed in writing to the Banks, there has been no material adverse change in the Consolidated financial condition of the Company or in the results of its operations. For purposes of this representation, and only for this representation, a material adverse change in the Consolidated financial condition of the Company or in the results of its operations means a decrease in Consolidated Stockholders' Equity of the Company in excess of ten percent (10%) of the Company's Consolidated Stockholders' Equity, calculated as of the last financial report issued by the Company to the Banks in accordance with
Section 5.2 hereof.

     4.5 Litigation and Contingent Liabilities. No litigation, arbitration proceedings, proceedings of any Governmental Authority or other contingent liabilities, including but not limited to, environmental liabilities, are pending or, to the knowledge of the Borrowers, threatened against either Borrower which are reasonably likely to materially and adversely affect the financial condition or continued operations of the Company and its Subsidiaries taken as a whole, nor does either Borrower have, to their respective knowledge, any such liabilities not provided for or disclosed to the Banks or in the financial statements referred to in Section 4.4.

     For purposes of this representation, and only for this representation, any event described in this Section 4.5 shall not be deemed to have a material and adverse effect on the financial condition or continued operations of the Company and its Subsidiaries taken as a whole unless it is reasonably likely that the Borrowers' expense with respect to such matter would cause a decrease in Consolidated Stockholders' Equity of the Company in excess of ten percent (10%) of the Company's Consolidated Stockholders' Equity, calculated as of the last financial report issued by the Company to the Banks in accordance with
Section 5.2 hereof.


    4.6 Liens. None of the assets of either Borrower is or will become subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest except Permitted Encumbrances.

     4.7 Employee Benefit Plans. Each Plan maintained by either Borrower is in material compliance with ERISA, the Code, and all applicable rules and regulations adopted by Governmental Authorities pursuant thereto, and the Borrowers have filed all reports and returns required to be filed by ERISA, the Code and such rules and regulations. The Borrowers have no knowledge that any Plan maintained by either Borrower, or any trust created thereunder, has incurred any material "accumulated funding deficiency" as defined in Section 302 of ERISA, nor that the present value of all benefits vested under all Plans exceed by a material amount, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits. The Borrowers have no knowledge that any "reportable event" as defined in ERISA has occurred with respect to any Plan maintained by either Borrower. Banks acknowledge that this representation does not cover any multi-employer pension plans to which the Company or any Subsidiaries contribute.

     4.8 Investment Company Act. Neither Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     4.9 Regulation U. Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

     4.10 Notices. The Borrowers have given all notices required by this Agreement to the Agent.

                                   SECTION 5
                     Affirmative Covenants of the Borrowers

     Until all Obligations terminate or are paid and satisfied in full, and so long as the Letter of Credit or any of the Commitments is outstanding, each Borrower agrees that it will strictly observe, and will cause each of its Subsidiaries to strictly observe, the following covenants, unless at any time the Banks otherwise expressly consent in writing which consent shall not be unreasonably withheld:

     5.1 Corporate Existence. Each Borrower will preserve its corporate existence.

     5.2 Reports, Certificates and Other Information. The Borrowers will furnish to the Banks copies of the following:

          5.2.1 Annual Statements and Form 10-K. As soon as available and in any event within One Hundred Twenty (120) days after the close of each fiscal year, financial statements of the Company for such fiscal year prepared and presented in accordance with GAAP on a Consolidated basis, setting forth in comparative form corresponding figures for the preceding fiscal year, accompanied by the audit report as to the Consolidated statements, unqualified as to scope, of KPMG Peat Marwick, or other independent certified public accountants reasonably acceptable to the Agent. As soon as it is filed with the Securities and Exchange Commission, a copy of the Company's report on Form

10-K for its immediately preceding fiscal year.

          5.2.2 Quarterly Statements and Form 10-Q. As soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarterly fiscal periods, a copy of the interim financial statements of the Company, consisting at a minimum of

                 (i) a Consolidated balance sheet as of the end of each quarterly accounting period, and

                 (ii) a Consolidated statement of income for each quarterly accounting period and for that portion of the fiscal year then elapsed, setting forth in each case in comparative form the corresponding figures for the corresponding dates and periods of the preceding fiscal year, all in reasonable detail and accompanied by the written representation of the chief financial officer of the Company that such financial statements have been prepared in accordance with GAAP (except that they need not reflect adjustments normally made at year end), consistently applied (except for changes in which the independent accountants of the Company report upon), and present fairly the Consolidated financial position of the Company and the results of its operation as of the dates of such statements and for the fiscal periods then ended. As soon as filed with the Securities and Exchange Commission, a copy of the Company's report on Form 10-Q for its immediately preceding fiscal quarter.

          5.2.3 Certificates. (i) Beginning on the 15th day of October, 1993, and on the 15th day of each month thereafter, an Officer's Certificate, and (ii) within forty-five (45) days after the end of each of the first three quarterly fiscal periods and within one hundred twenty (120) days after the end of each annual fiscal period, a Compliance Certificate, and (iii) within one hundred twenty (120) days after the end of each annual fiscal period an annual auditors certificate based upon their audit and signed by the Borrowers' independent certified public accountants.

          5.2.4 Orders. Within thirty (30) days after entry thereof, notice of any adverse final order exceeding $1,000,000 entered in any proceedings to which either Borrower or any other Subsidiary is a party, issued by any Governmental Authority, and if the Agent or any Bank should so request, copies of any such order.

          5.2.5 Notice of Default or Litigation. Immediately upon learning of the occurrence of (a) a Default or an Event of Default or (b) any adverse determination in any litigation, arbitration proceeding or proceeding of any Governmental Authority or the occurrence of any other event which is reasonably likely to materially and adversely affect the financial condition or continued operations of the Company and its Subsidiaries taken as a whole, written notice thereof describing the same and the steps being taken with respect thereto.

     For purposes of giving the notice required for events described in subsection (b) of this Section 5.2.5, and only for the purpose of giving such notice, any event described in such subsection (b) shall not be deemed to have a material and adverse effect on the financial condition or continued operations of the Company and its Subsidiaries taken as a whole unless it is reasonably likely that the Borrowers' expense with respect to such matter would cause a decrease in Consolidated Stockholders' Equity of the Company in excess of ten percent (10%) of the Company's Consolidated Stockholders' Equity calculated as of the last financial report issued by the Company to the Banks in accordance with Section 5.2 hereof.

          5.2.6 Other Information. From time to time such other information concerning the Borrowers and its Subsidiaries as the Agent or any Bank may reasonably request.

          5.2.7 Securities Filings. Contemporaneously with the filing of the same, all filings of the Company with the Securities and Exchange Commission or with any state's securities commission.

          5.2.8 Name; Principal Office. Not less than 30 days prior written notice of any change by the Borrowers or any of their Subsidiaries of (i) their name or (ii) the location of their principal office. The principal offices of both Borrowers are located at 101 West 11th Street, Kansas City, Missouri 64105 as of the date of this Agreement.

     5.3 Books, Records, Quarterly Meetings and Inspections. The Borrowers will maintain, and will cause each Subsidiary to maintain, complete and accurate books and records, and permit access thereto by the Agent or any Bank for purposes of inspection, audit, and copying (except work papers of independent certified public accountants, unless the consent of such accountants is first obtained); and the Borrowers will permit, and will cause each Subsidiary to permit, the Agent or any Bank to inspect their properties and operations at all reasonable times, to ask questions and receive answers to inquiries about their affairs, finances and accounts and to have the cooperation of the Borrowers and their Subsidiaries in connection therewith. The Borrowers will meet with the Agent and the Banks not less often than every ninety (90) days on a mutually convenient date to discuss the financial condition and business operations of the Borrowers and such other matters pertaining to the Borrowers and their Subsidiaries requested by the Agent and the Banks from time to time.

     5.4 Insurance. In addition to the insurance required by any other Loan Documents, if any, and the Term Loan Documents, the Borrowers and each Subsidiary will maintain such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

     5.5 Taxes and Liabilities. Each Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, license fees, assessments and all other liabilities which are reasonably likely, if not paid, to materially and adversely affect the financial condition or continued operations of the Company and its Subsidiaries taken as a whole, except such of the foregoing as are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

     For purposes of this covenant, and only for purposes of this covenant, any liability shall not be deemed to have a material and adverse effect on the financial condition or continued operations of the Company and its Subsidiaries taken as a whole unless it is reasonably likely that the Borrowers' expense with respect thereto would cause a decrease in the Consolidated Stockholders' Equity of the Company in excess of ten percent

(10%) of the Company's Consolidated Stockholders' Equity, calculated as of the last financial report issued by the Company to the Banks in accordance with
Section 5.2 hereof.

     5.6 Compliance with Legal and Regulatory Requirements. The Borrowers will maintain, and will cause each Subsidiary to maintain, material compliance with the applicable provisions of all federal and state statutes and regulations and any orders of Governmental Authorities issued thereunder where the failure to so comply is reasonably likely to materially and adversely affect the financial condition or continued operations of the Company and its Subsidiaries taken as a whole.

     For purposes of this covenant, and only for purposes of this covenant, a failure to comply with applicable provisions of all federal and state statutes and regulations and any orders of Governmental Authorities issued thereunder shall not be deemed to have a material and adverse effect on the financial condition or continued operations of the Company and its Subsidiaries taken as a whole unless it is reasonably likely that the Borrowers' expense with respect thereto would cause a decrease in the Consolidated Stockholders' Equity of the Company in excess of ten percent (10%) of the Company's Consolidated Stockholders' Equity, calculated as of the last financial report issued by the Company to the Banks in accordance with Section 5.2 hereof.

     5.7 Financial Covenants. The Company shall observe the following financial covenants:

          5.7.1 Current Ratio. The Company shall maintain the ratio of its Consolidated current assets to its Consolidated current liabilities at not less than 1.50 to 1.00.

          5.7.2 Capitalization Ratio. The Company shall maintain a Capitalization Ratio of not more than sixty percent (60%).

          5.7.3 Consolidated Stockholders' Equity. The Company shall maintain a minimum Consolidated Stockholders' Equity of at least $50,000,000 at all times. Such minimum Consolidated Stockholders' Equity requirement shall be increased on the last day of each fiscal year by an amount equal to fifty percent (50%) of the Company's consolidated positive net earnings for such fiscal year with the first increase to occur on January 30, 1994. Such required increase in Consolidated Stockholders' Equity shall be cumulative.

          5.7.4 Fixed Charge Coverage Ratio. The Company shall maintain a Fixed Charge Coverage Ratio of not less than 2.25 to 1.0.

     5.8 Employee Benefit Plans. The Borrowers and each of their Subsidiaries will maintain each Plan maintained by them in material compliance with ERISA, the Code, and all rules and regulations of Governmental Authorities pursuant thereto and file all reports required to be filed pursuant to ERISA, the Code, and such rules and regulations with respect to each Plan maintained by them; provided, however, that this Section 5.9 shall not prevent either Borrower or any Subsidiary from amending, terminating, deleting or otherwise changing any Plan in accordance with applicable law. Banks acknowledge that this covenant does not cover any multi-employer pension plans to which the Company or any Subsidiaries contribute.

     5.9 Compliance with Term Loan Documents. Each Borrower will observe and comply with and perform each and all of its obligations under the Term Loan Documents.

     5.10 Hazardous Substances. The Borrowers will cause any Hazardous Substances which are now or may hereafter be used or generated in the operations of either Borrower or any Subsidiary to be accounted for and disposed of and not released on any premises owned or occupied by or under lease to either Borrower or any Subsidiary other than in material compliance with all applicable federal, state and local laws and regulations where the failure to comply is reasonably likely to materially and adversely affect the financial condition or continued operations of the Borrowers and the Subsidiaries taken as a whole.

     For purposes of this covenant, and only for this covenant, a failure to comply with applicable federal, state and local laws and regulations shall not be deemed to have a material and adverse effect on the financial condition or continued operations of the Company and its Subsidiaries taken as a whole unless it is reasonably likely that the Borrowers' expense with respect to such failure to comply would cause a decrease in Consolidated Stockholders' Equity of the Company in excess of ten percent (10%) of the Company's Consolidated Stockholders' Equity, calculated as of the last financial report issued by the Company to the Banks in accordance with Section 5.2 hereof.

     The Borrowers will notify the Agent and the Agent will promptly remit such notice to Banks immediately upon obtaining knowledge that:

            (i) any premises which have at any time been owned or occupied by or have been under lease to the Borrowers or any Subsidiary are the subject of an environmental investigation (other than normal monitoring) by any Governmental Authority, the purpose of which investigation is to quantify the levels of Hazardous Substances located on such premises, or

            (ii) either Borrower or any Subsidiary have been named as a potentially responsible party for the possible contamination of any real property or ground water with Hazardous Substances, including, but not limited to the contamination of past and present waste disposal sites.

     If either Borrower or any Subsidiary is notified of any event described at item (ii) above, the Borrowers shall (unless they reasonably deem it unnecessary) immediately engage, or cause the appropriate Subsidiary to engage, a reputable firm or firms of engineers or environmental consultants appropriately certified or otherwise qualified to determine as quickly as practical the extent of contamination, and the Agent shall be provided with a copy of any report prepared by any such firm or by any Governmental Authority as to such matters as soon as any such report becomes available to the Borrowers, unless to provide such report would in the Borrowers' reasonable judgment jeopardize a claim of attorney-client privilege as to such report. The Agent shall immediately provide a copy of such report to Banks.
     5.11 Subsidiaries. Borrowers will notify Agent and Agent will promptly remit such notice to Banks if (i) Rental, Holden Manufacturing Co. or Unitog De Honduras, S.A. cease to be Subsidiaries of the Company; (ii) Unitog Distributing Company, Inc. or Textile Enterprises, Inc. cease to be Subsidiaries of Rental; or (iii) Borrowers create or acquire any Subsidiaries.

                                   SECTION 6
                      Negative Covenants of the Borrowers

     Until all Obligations of the Borrowers terminate or are paid and satisfied in full, and so long as the Letter of Credit or any of the Commitments is outstanding under this Agreement, each Borrower agrees that it will strictly observe, and cause each of its Subsidiaries to strictly observe, the following covenants, unless at any time the Banks otherwise expressly consent in writing:

     6.1 Liens. Neither Borrower nor any of its Subsidiaries will create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any mortgage, pledge, title retention lien or other lien, encumbrance or security interest or any assignment or discount of accounts, with or without recourse (all of which are hereafter referred to in this subsection as a "lien" or "liens") with respect to any property or assets now owned or hereafter acquired except:

          (i) liens in favor of the Banks or the Agent created pursuant to the requirements of this Agreement, if any, or otherwise, or liens created pursuant to any Term Loan Document;

          (ii) any lien or deposit with any Governmental Authority required or permitted to qualify a Borrower or a Subsidiary of a Borrower to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to workmen's compensation, unemployment insurance, old age pensions, social security or similar matters, or any similar lien or deposit arising in the ordinary course of business, provided that appropriate reserves are established with respect to obligations secured by any such liens;

          (iii) any mechanic's, workmen's, repairmen's, carrier's, warehousemen's or other like liens arising in the ordinary course of business, or deposits to obtain the release of such liens or any such liens as are being contested in good faith and are appropriately reserved for;

          (iv) easements, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not materially detract from the value of such property or its usefulness in the business of the Borrower or such Subsidiary or minor statutory liens in favor of landlords;

          (v) liens for taxes and governmental charges not yet due or being contested in good faith and for which appropriate reserves have been established;

          (vi) liens or deposits to obtain any stay or discharge in any legal or administrative proceeding or liens created by or resulting from any litigation or legal proceeding which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by the liens or deposits permitted under this clause (vi), including interest and penalties thereon, if any, shall not be in excess of $10,000,000 at any one time outstanding;

          (vii)  capitalized leases encumbering only the property so leased;

and

          (viii) leasehold interests in property of the Company or any of its Subsidiaries that is leased or subleased under a lease or sublease not prohibited by Section 6.3 hereof; and

          (ix) liens created by any Subsidiary as security for indebtedness owing by such Subsidiary to the Company or any other Subsidiary; and

          (x) those liens currently outstanding in favor of Bank One, Indianapolis, N.A. pursuant to that certain First Amended and Restated Loan and Letter of Credit Agreement between the Borrowers, Bank One, Indianapolis, N.A. and other parties dated October 25, 1990, such liens to be released pursuant to Amendment No. 4 to such agreement;

(collectively, "Permitted Encumbrances").

     6.2 Guarantees, Loans or Advances. Neither Borrower will be, nor permit any of its Subsidiaries to be, a guarantor or surety of, or otherwise be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to any undertaking of any other Person, or make or permit to exist any loans or advances to any other Person, except for (i) earnest money deposits made in connection with the acquisition of property, (ii) extensions of credit or credit accommodations to customers or vendors made by the Borrowers and their Subsidiaries in the ordinary course of its business as now conducted, (iii) reasonable salary advances to employees and other advances to agents and employees for anticipated expenses to be incurred on behalf of a Borrower or its Subsidiaries in the course of discharging its assigned duties, (iv) reasonable advances and loans to employees for expenses incurred related to transfers and relocations of such employees, (v) extensions of credit or credit accommodations made in connection with any sales, transfers, conveyances or leases of assets of the Company and Subsidiaries that are not prohibited pursuant to Section 6.3 hereof, and (vi) other loans, advances and guarantees outstanding at any time in an aggregate amount not exceeding $1,000,000. The provisions of this
Section 6.2 shall not prohibit loans between the Borrowers and any of their Subsidiaries or guarantees by the Borrowers or any of their Subsidiaries of their respective Obligations.

     6.3 Mergers, Consolidations, Sales or Acquisitions. Neither Borrower will, nor permit any of its Subsidiaries to, be a party to any consolidation or to any merger, unless the surviving entity is one of the Borrowers or, in the case of a Subsidiary, the Subsidiary, and such Borrower or Subsidiary, as the case may be, is controlled by its existing shareholder(s) as of the date of this Agreement. Neither Borrower will sell, transfer, convey or lease, or permit any of its Subsidiaries to sell, transfer, convey or lease, except in the ordinary course of business, more than ten percent (10%) of the total assets of the Company and Subsidiaries on a consolidated basis in any twelve month period unless such sales are made at arms length for fair market value and all of the proceeds thereof are reinvested in the Borrowers' business; provided, however, if such proceeds are not so reinvested within twelve (12) months of the date of receipt all such proceeds not reinvested must be paid in reduction of long-term debt (interest-bearing obligations with maturities in excess of one year), but nothing herein shall apply to cause the Borrower to incur a prepayment premium or penalty. Neither Borrower will make, or permit any of its Subsidiaries to make, any acquisition of the assets of, or investment in, any Person except Persons operating within the lines of business currently being conducted by either of the Borrowers or any Subsidiary. Neither Borrower will, or permit any of its Subsidiaries to, acquire any real or personal property except real or personal property to be used in the ordinary course of the acquirer's business. Notwithstanding anything stated in this Section 6.4, the Company may invest in any of the following from time to time:

                        (a) Certificates of deposit and banker's acceptances with final maturities of one year or less issued by U.S. or Canadian commercial banks having capital and surplus in excess of $100,000,000;

                        (b) Commercial paper with a minimum rating of A1 or P1 by Standard & Poors Corporation or Moody's Investors Services, respectively;

                        (c) Direct obligations of the United States or United States agency obligations with a maturity of one year or less;

                        (d) Money market preferred stock rated A or above by Standard & Poors Corporation or Moody's Investors Services;

                        (e) Tax exempt bonds, rated at least A by Standard & Poors Corporation or by Moody's Investors Services; and

                        (f) Equity securities listed on National Exchanges to the extent the aggregate investment in equity securities does not exceed Five Million Dollars ($5,000,000) at any time; and

                        (g) Equity or debt securities received with respect to services rendered by either Borrower or any Subsidiary in the ordinary course of business, but only in settlement of obligations owed to either Borrower or any Subsidiary which the obligor could not pay in the ordinary course of its business.

Notwithstanding anything to the contrary herein, no transaction otherwise permitted to be conducted by the Borrowers or their Subsidiaries under this
Section 6.4 shall be permitted unless no Default or Event of Default shall then exist and, after giving effect to the transaction, no Default or Event of Default shall be occasioned thereby.

     6.4 Margin Stock. Neither Borrower will use or cause the proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

     6.5 Other Agreements. Neither Borrower will enter into any material agreement containing any provision which would be violated or breached in material respect by the performance of any Secured Obligation.

     6.6 Judgments. Neither Borrower will permit, or allow any of its Subsidiaries to permit, any uninsured judgment or monetary penalty rendered against it in any judicial or administrative proceeding in an amount in excess of $1,000,000 to remain unsatisfied for a period in excess of 45 days unless such judgment or penalty is being contested in good faith by appropriate proceedings and execution upon such judgment has been stayed, and unless an appropriate reserve has been established or for which appropriate bonding has been obtained with respect thereto.

     6.7 Amendments to Term Loan Documents. Neither Borrower will suffer or permit or will permit any Subsidiary to suffer or permit any amendment, change or modification of, or any waiver of any provision of, or grant any consent in respect of, any of the Term Loan Documents except with the prior written consent of the Banks, which consent shall not be unreasonably withheld except no such consent shall be required to obtain the release or reduction in amount of any collateral held with respect to the Term Loan Documents.

     6.8 Debt. Neither Borrower will incur nor permit to exist, or allow any Subsidiary to incur or permit to exist, any indebtedness for borrowed money with a right to payment senior or prior in right to payment of Borrowers' Obligations hereunder except for indebtedness in connection with Permitted Encumbrances.

     6.9 Performance of Obligations for Credit Enhanced Notes. The Borrowers shall perform all matters provided by the Indenture and the other Term Loan Documents, and neither Borrower will assign or delegate to any other Person any of the Borrower's obligations under the Indenture, the Credit Enhanced Notes, the Letter of Credit, the Loan Documents or any of the Term Loan Documents.

                                   SECTION 7
                             Conditions of Lending

     The obligation of the Banks to make any Advance under the Revolving Credit Loans and the installment loan provided for in Section 3.8 hereof shall be subject to fulfillment of each of the following conditions precedent:

     7.1 No Default. No Default, or Event of Default, shall have occurred and be continuing, and the representations and warranties of the Borrowers contained in Section 4 shall be true and correct in all material respects as of the date of this Agreement and as of the date of each Advance, and as of the date the installment loan provided for in Section 3.8 hereof is to be made if requested by the Borrowers except that after the date of this Agreement, the representations contained in Section 4.4 will be construed so as to refer to the latest financial statements furnished to the Agent by the Borrowers pursuant to the requirements of this Agreement.

         7.2 Documents to be Furnished at Closing. The Agent shall have received prior to or contemporaneously with the execution of this Agreement, the following, each duly executed, to the extent execution is required, and in form and substance satisfactory to the Agent:

            (i)   The Loan Documents;

            (ii)  Copies of the Term Loan Documents;

            (iii) A certified copy of Resolutions of the Boards of Directors of each of the Borrowers authorizing the execution, delivery and performance, respectively, of the Loan Documents and any other documents provided for in this Agreement to which either Borrower is a party;

            (iv) A certificate of the Secretary or any Assistant Secretary of each Borrower certifying the names of the officer, officers, employee or employees authorized to sign, respectively, the Loan Documents and any other documents provided for in this Agreement to which either Borrower is a party, together with a sample of the true signature of each such officer or employee.

            (v) Confirmation, to include written documentation thereof, satisfactory to the Agent in its sole discretion, of (a) the payment of all outstanding obligations of the Borrowers under that certain First Amended and Restated Loan and Letter of Credit Reimbursement Agreement (the "Reimbursement Agreement") dated October 25, 1990, as later amended from time to time, by and between the Borrowers, Bank One, Indianapolis, National Association and others (the parties hereto expressly acknowledge that the letter of credit issued by Bank One under the Reimbursement Agreement pursuant to the Indenture shall remain outstanding until November 30, 1993 and that certain documentary and standby letters of credit shall remain in place after the date hereof), (b) the release or agreement by Bank One to release its liens and security interests encumbering any asset of the Borrowers or any of their Subsidiaries under or pursuant to such Reimbursement Agreement or otherwise except as otherwise expressly permitted hereunder, the parties hereto expressly acknowledging that all liens and security interests granted under the Indenture shall remain in place, and (c) execution of Amendment Number 4 to the Reimbursement Agreement.

            (vi) A copy of the Articles of Incorporation of each Borrower and a copy of the By-Laws of each Borrower, certified as complete and correct by the Secretary or any Assistant Secretary of such Borrower, as appropriate;

            (vii) A favorable written opinion of counsel for each of the Borrowers addressed to the Agent in form and substance and issued by a law firm acceptable to the Banks to the effect that each of the Borrowers and each of their respective Subsidiaries, except Unitog De Honduras, S.A., are corporations duly existing and in good standing under the laws of their respective jurisdictions of incorporation; each of the Borrowers and each of their respective Subsidiaries are qualified to do business as a foreign corporation and are in good standing in every jurisdiction where the failure to be so qualified would have a material adverse effect on the Company and the Subsidiaries as a whole; that the Borrowers have full power to execute, deliver and perform their obligations under this Agreement and the Notes; that such actions have been duly authorized by all necessary corporate action of each of the Borrowers, and are not in conflict with the charter or bylaws of either of the Borrowers; that this Agreement and the Notes evidencing indebtedness hereunder when executed and delivered by each of the Borrowers will be the legal and binding obligations of each of the Borrowers, subject to bankruptcy, general equitable principles and other similar laws affecting the enforcement of creditors' rights generally; and that such counsel knows of no litigation or other proceeding or contingent liabilities pending or threatened against either of the Borrowers of the kind referred to in Section 4.5 hereof;

            (viii) An opinion of the General Counsel of the Company stating that to the best of such counsel's knowledge and belief the execution, delivery and performance of this Agreement by the Borrowers are not in conflict with any material agreement binding upon either of the Borrowers; and to the best of such counsel's knowledge and belief, without undertaking any specific due diligence with respect thereto, such counsel is not aware of any material defects in title to any properties owned by either Borrower or any Subsidiary or any liens on such properties other than Permitted Encumbrances hereunder.

            (ix) A certificate or other evidence satisfactory to the Agent that the insurance required hereunder to be maintained by the Borrowers and their Subsidiaries is in full force and effect;

            (x)   Such other documents as the Agent may reasonably require.

     7.3  Documents to be Furnished at Time of Each Advance and Upon
Election for the Installment Loan. The Agent shall have received prior to making each Advance of proceeds of the Revolving Credit Loans and upon any election of the Borrowers for the installment loan provided for in Section 3.8 hereof, each duly executed and currently dated, unless waived at the Agent's discretion, an Application for Advance or a written election for the installment loan.

                                   SECTION 8
                               Events of Default

     Each of the following shall constitute an Event of Default under this
Agreement:

     8.1 Nonpayment of the Loans, Etc. The failure by the Borrowers to pay when due whether by acceleration or otherwise (i) any amount payable under the terms of the Notes or (ii) any reimbursement Obligation relative to the Letter of Credit or the installment note provided for in Section 3.8 hereof or (iii) any other Obligation when due.

     8.2 Nonpayment of Other Loans from Banks. The failure by either Borrower or any of its Subsidiaries to pay when due, or within any applicable grace or cure period, any amount payable to the Banks under the terms of any other promissory note payable to, or agreement with, any Bank, which failure results in an acceleration of such obligation or a cancellation of such agreement.

     8.3 Nonpayment of Term Loan Obligations. The failure by the Borrowers to pay when due or within any applicable grace or cure period any amount payable under the terms of any Term Loan Document, which failure results in an acceleration of such obligation or a cancellation of such agreement.

     8.4 Nonpayment of Other Indebtedness for Borrowed Money. The failure by either Borrower or any of its Subsidiaries to pay when due, whether by acceleration or otherwise, or within any applicable grace or cure period, any other indebtedness for borrowed money or default in the performance or observance of any obligation or condition with respect to any such other indebtedness if such nonpayment or default causes such indebtedness to be accelerated prior to its maturity, unless the Borrower or such Subsidiary is contesting the existence of such default in good faith and by appropriate proceedings which prevent foreclosure or levy upon the assets of such Borrower or such Subsidiary.

     8.5 Bankruptcy, Insolvency, Etc. Either Borrower or any of its Subsidiaries (i)(A) having an order for relief entered with respect to it under the Federal Bankruptcy Code, (B) not paying or admitting in writing its inability to pay, its debts generally as they become due, (C) making an assignment for the benefit of creditors, (D) applying for, seeking, consenting to or acquiescing in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (E) instituting any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or failing to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (F) either of the Borrowers suspends operations as presently conducted or discontinues doing business as an ongoing concern; or (ii) without the application, approval or consent of either Borrower or any of its Subsidiaries, (A) a receiver, trustee, examiner, liquidator or similar official being appointed for such Borrower or such Subsidiary or any substantial part of its property, or (B) a proceeding described in item (i) being instituted against either Borrower or any Subsidiary, and such appointment continuing undischarged or such proceeding continuing undismissed or unstayed for a period of sixty (60) consecutive days.

     8.6 Violation of Negative and Affirmative Covenants and Noncompliance With Other Provisions of this Agreement or Other Loan Documents. Failure of either Borrower to comply with or perform any provision of the Loan Documents (which failure does not constitute an Event of Default under any of the preceding provisions of this Section 8) and continuance of such failure for thirty (30) days after notice thereof from the Agent; provided, however, that
(i) if such failure is susceptible to cure within a reasonable time, without harm or jeopardy of harm to the interests of the Banks by the passage of time, but not within thirty (30) days, and (ii) if the Borrowers commence cure within the initial thirty (30) day period and proceed diligently and in good faith thereafter, the Borrowers shall have such reasonable additional time, not exceeding sixty (60) additional days, to effect cure.

     8.7 Warranties and Representations. Any warranty or representation made by either Borrower to the Banks or the Agent in any Loan Document, or any schedule, certificate, financial statement, report, notice, or other writing required to be provided to the Banks or the Agent hereunder (after reasonable opportunity, not exceeding ten (10) days, to the Borrowers to provide explanation) is false or misleading in any material respect when made.

                                   SECTION 9
                           Effect of Event of Default

     9.1  Automatic Acceleration.  If any Event of Default described in
Section 8.5 shall occur, the Commitments of the Banks to make, renew or convert Advances of the Loans and to make the installment loan provided for in
Section 3.8 hereof shall automatically terminate, repayment of the Loans shall immediately be accelerated and the Notes and the Loans evidenced thereby and such installment loan if it has been made, and all other Obligations of the Borrowers to the Banks shall become immediately due and payable, all without notice, election or action of any kind on the part of the Banks or the Agent on November 20, 1995.

     9.2 Other Remedies. When any other Event of Default has occurred and is continuing, the Banks may cause the Agent to take any or all of the following actions and, if so directed by the Banks, the Agent shall take the action directed:

          9.2.1 Acceleration of the Loans. After ten (10) days written notice thereof, the Banks may terminate the Commitments and the obligation to make the installment loan provided for in Section 3.8, may accelerate payment of the Loans and such installment loan if it has been made, may cause NBD to cause the Trustee to accelerate payment of the Credit Enhanced Notes and to draw on the Letter of Credit, and may declare the Notes, the installment note if issued, and all other Obligations due and payable, whereupon repayment of the Loans and such installment loan if it has been made shall be accelerated and the Notes and the Loans evidenced thereby, and the reimbursement Obligation relative to the Letter of Credit when drawn upon or such installment loan if it has been made, and all other Obligations of the Borrowers to the Banks shall become immediately due and payable, all without presentment, demand, protest, further notice, election or any further action of any kind on the part of the Banks or the Agent.

          9.2.2 Remedies Cumulative. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Banks until the Obligations have been fully and finally paid. All provisions hereof unless otherwise expressly terminated by the provisions hereof or by action of the Banks pursuant hereto shall survive and remain in full force and effect until all Obligations of the Borrowers have been paid in full.

                                   SECTION 10
                                   The Agent
     10.1 Appointment. United Missouri Bank, N.A., Kansas City, Missouri is hereby appointed Agent hereunder and under the other Loan Documents, and each of the Banks irrevocably authorizes the Agent to act as the Agent for such Bank. The Agent agrees to act as such upon the express conditions contained in this Section 10. The duties of the Agent shall be administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement.

     10.2 Powers. The Agent shall have and may exercise such powers hereunder and under the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereby, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the

Banks, or any obligation to the Banks to take any action hereunder or thereunder except any action specifically provided by this Agreement or the other Loan Documents to be taken by the Agent.

     10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or under the Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

     10.4 No Responsibility for Loans, Recitals, Etc. The Agent shall not be responsible to the Banks for any recitals, reports, statements, warranties or representations herein or in the other Loan Documents or any Loans hereunder or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or the other Loan Documents.

     10.5 Right to Indemnity. The Agent shall be fully justified in failing or refusing to take any action hereunder or under the other Loan Documents unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability and expense which may be incurred by it or by reason of taking or continuing to take any such action.

     10.6 Action on Instructions of Banks. The Agent shall, in all cases, act or refrain from acting, and be fully protected in acting or refraining from acting, hereunder or under the other Loan Documents in accordance with written instructions signed by the Banks and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of the Notes.

     10.7 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or security received by it or its authorized agents, for the default or misconduct of any such agents or attorney-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.

     10.8 Reliance on Documents. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and believed to have been signed or sent by the proper Person and, with respect to legal matters, upon the opinion of counsel selected by the Agent.

     10.9 May Treat Payee as Owner. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     10.10 Agent's Reimbursement. Each Bank agrees to reimburse the Agent its Pro Rata Share of any expense, not reimbursed by the Borrowers, incurred by the Agent on behalf of the Banks in connection with the administration and enforcement of the Loan Documents.

     10.11 Rights as a Lender. With respect to its obligations to make Loans hereunder, Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity.
The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrowers and their Subsidiaries as if it were not the Agent.

     10.12 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on the financial statements referred to in Section 4.4, and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or the other Loan Documents. The Agent makes no representation or warranty of any kind with respect to the validity, enforceability, legality or sufficiency of any Loan Document or any of the other documents referred to or contemplated herein or therein.

     10.13 Successor Agent. The Agent may resign at any time by giving written notice to the Banks and the Borrowers and may be removed at any time with or without cause by unanimous vote of the Banks. Upon any such resignation or removal, the Banks shall have the right to appoint, on behalf of the Borrowers and the Banks, a successor Agent, subject to the approval of the Borrowers and UMB. If no successor Agent shall have been so appointed by the Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving notice of resignation, then: (i) if an amount of the Loans is then payable to UMB which is greater than any amount payable to any other Bank, UMB may appoint, on behalf of the Borrowers and the Banks, a successor Agent, subject to the approval of the Borrowers; or (ii) if the amount of the Loans then payable to UMB is not greater than the amount then payable to any other Bank, the Borrowers may appoint, on behalf of the Borrowers and the Bank, a successor Agent, subject to the approval of UMB.
UMB shall remain as Agent until such time as a successor Agent is approved by the necessary parties and accepts such appointment. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

     10.14 Distribution of Information. The Borrowers authorize the Agent, and the Agent shall discuss with and furnish to the Banks all financial statements, audit reports, notices and other information pertaining to the Borrowers and their Subsidiaries whether such information was provided by the Borrowers or prepared or obtained by the Agent. Neither the Agent nor any of its employees, officers, directors or agents makes any representation or warranty, regarding any audit reports or other analyses of the Borrowers' or their Subsidiaries' condition which the Agent may distribute, whether such information was provided by the Borrowers or prepared or obtained by the Agent, nor shall the Agent nor any of its employees, officers, directors or agents be liable to any Person receiving a copy of such reports of analyses for any inaccuracy or omission contained in or relating thereto.

     10.15 Application of Proceeds. Notwithstanding any contrary provision of any other Loan Document, after the occurrence of an Event of Default and acceleration of the Obligations, collections on the Loans, shall be applied by the Agent to payment of the Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

          (a) FIRST, to payment of all costs and expenses of the Agent and the Banks incurred in connection with the preservation, collection and enforcement of the Obligations;

          (b) SECOND, to the payment of that portion of the Obligations constituting accrued and unpaid interest and fees, pro rata between the Banks in accordance with their Pro Rata Shares;

          (c) THIRD, to payment of the principal amount of the Obligations, pro rata between the Banks in accordance with their Pro Rata Share;

          (d) FOURTH, to payment of any other Obligations not referred to above to the Agent or the Banks as may be properly payable; and

          (e) FIFTH, the balance, if any, after all of the Obligations have been satisfied, shall be deposited by the Agent into the Company's general operating account with UMB.

     10.16 Agent's Fee. The Borrowers agree to pay to the Agent, solely for the benefit of the Agent and not to be shared by the Banks, an annual fee of Twelve Thousand Five Hundred Dollars ($12,500) to be unconditionally payable on December 1, 1993 and conditionally thereafter on each December 1 while this Agreement continues in effect if the average outstanding amount of all Loans during the twelve (12) months immediately preceding the December 1 on which payment of the fee is due equals or exceeds Five Million Dollars ($5,000,000).

     10.17 Issues Requiring Decisions by Banks. All issues which require a decision by the Banks hereunder must be approved by all of the Banks; provided, however, if all of the Banks cannot agree on any issue requiring their agreement within ten (10) days after the Agent has given written notice to the Banks of the issue requiring a decision, then, if the Banks then holding a majority in amount of outstanding principal of the Loans agree on the issue in question when such Banks include the Agent, the Agent shall have the right, but shall not be obligated, to decide the issue for all of the Banks and proceed thereafter accordingly, including without limitation the right to sign amendments, modifications, waivers and consents, and shall have no liability in connection therewith to the Banks except in the event of the Agent's gross negligence or willful misconduct. Notwithstanding the foregoing, all of the Banks must approve any decision in respect to (i) the amount or due dates of the Loans or the installment loan provided for in
Section 3.8 hereof, (ii) the interest and fees to be paid by Borrowers hereunder, (iii) the financial covenants set forth in Section 5.7 hereof, or
(iv) the negative pledge contained in Section 6.1 hereof. The Commitment of any Bank may not be increased without its consent.

     In the event Borrowers desire to issue industrial revenue bonds for the acquisition or construction of facilities to be used in their business operations, the Banks hereby authorize Agent, at its sole discretion, to waive any provisions hereof for any such industrial revenue bonds up to the amount of Seven Million Dollars ($7,000,000) during any rolling three (3) year period provided that the sole security for the repayment of such industrial revenue bond is the Borrowers' interest in the facility acquired or constructed thereby.

                                   SECTION 11
                                Ratable Payments

     In case at any time any Bank, whether by setoff or otherwise, has payment made to it upon its Notes in a greater proportion than received by any other Bank under its Notes, or receives any other payment on the Obligations in greater proportion than such Bank is entitled to receive, such Bank so receiving such greater proportionate payment agrees to promptly purchase a portion of the Obligations held by the other Banks so that after such purchase each Bank will hold its ratable proportion of the Loans.

                                   SECTION 12
                               General Provisions

     12.1 Waiver; Amendments. No delay on the part of any Bank or the Agent, or any holder of the Notes in the exercise of any right, power or remedy under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent or decision with respect to any of the provisions of any Loan Document or otherwise of the Obligations shall be effective unless such amendment, modification, waiver or consent is in writing and signed by the Banks, except as otherwise provided in
Section 10.17 hereof. No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent.

     12.2 Notices. Any notice hereunder to the Borrowers or the Banks shall be in writing and, if delivered by hand shall be deemed to have been given when delivered and, if mailed, shall be deemed to have been given five (5) days after the date when sent by registered or certified mail, postage prepaid, and addressed to a Borrower, the Agent, or a Bank (or other holder) at its address shown below, or at such other address as such party may, by written notice to the other parties to this Agreement, have designated as its address for such purpose. The addresses referred to are as follows:

       As to UMB          United Missouri Bank, N.A.
          or the Agent:   1010 Grand
                          P.O. Box 419226
                          Kansas City, Missouri 64141-6226
                          Attention:  Commercial Loan Department

       With a copy to:    Norman E. Fretwell, Esquire
                          Watson, Ess, Marshall & Enggas
                          1010 Grand, Suite 500
                          Kansas City, Missouri 64106-2271

       As to Harris:      Harris Trust and Savings Bank
                          111 West Monroe Street
                          P.O. Box 755
                          Chicago, Illinois  60690
                          Attention:  Mr. Len Meyer and
                                      Ms. Suzanne Halpin

       As to NBD:         NBD Bank, N.A.
                          611 Woodward Avenue
                          Detroit, Michigan 48226
                          Attention:  Manager, Commercial Loan Department

       As to Company      c/o Unitog Company
          or Rental:      101 West 11th Street
                          Kansas City, Missouri 64105
                          Attention:  President

       With a copy to:    Robert Barnes, Esquire
                          c/o Unitog Company
                          101 West 11th Street
                          Kansas City, Missouri 64105.

     12.3 Costs, Expenses and Taxes. Each Borrower agrees to pay or reimburse the Agent or Banks, as the case may be, on demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and legal expenses) incurred by: (i) the Agent in connection with the negotiation, preparation and documentation of the Loan Documents and the documentation and closing of the Loans; and (ii) the Agent and/or Banks in connection with the enforcement of the Loan Documents, and such other instruments or documents as may be given as an incident to this Agreement or the Obligations following a Default or Event of Default. All Obligations provided for in this Section shall survive any termination of this Agreement.

     12.4 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     12.5 Governing Law. The Loan Documents and the Letter of Credit are made under and will be governed by the laws of the State of Missouri and the State of Michigan, respectively, (i) except to the extent that conflict of law rules of Missouri or Michigan, as the case may be, would require the substantive rules of law of any other jurisdiction to be applied and (ii) except to the extent that the Letter of Credit is subject to the Uniform Customs and Practices for Documentary Credits (1983 Revision) International Chamber of Commerce Publication No. 400.

     12.6 Successors and Assigns. This Agreement shall be binding upon the Borrowers, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrowers and the Banks, the Agent and the respective successors and assigns of their entire interests, except that neither Borrower shall have the right to assign its rights under this Agreement. Each Bank may assign its rights and obligations to any other lender subject to the prior approval of the Company provided any such assignment is in an amount of at least Ten Million Dollars ($10,000,000); provided, however, UMB, so long as it remains the Agent, may not assign or otherwise participate any part of its rights and obligations hereunder except for participations in any amount to affiliates of UMB.

     12.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute but one Agreement and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Banks and the Agent and each party has notified the Agent by telex or telephone that it has taken such action.

     12.8 Contribution, Etc. Each of the Borrowers acknowledges that the other Borrower is part of a Consolidated group of companies and that its financial strength is interdependent upon the financial strength of the Consolidated group as a whole. Therefore, each Borrower acknowledges and agrees that the Obligations are supported by adequate consideration, regardless of the amount of Advances or other benefits actually received by such Borrower under the Loan Documents and the Term Loan Documents. In the event either Borrower makes any payment under the Loan Documents or the Term Loan Documents which exceeds the amount of funds actually received, directly or indirectly, by such Borrower thereunder, such Borrower shall be entitled to contribution and reimbursement from the other Borrower, pro rata, on the basis of funds actually received and shall be entitled to recover such amounts by available legal means. After (but only after) full payment of the Obligations and until such recovery is made, such Borrower shall be deemed subrogated to the rights and interests of the Banks under the Loan Documents. Such rights of contribution, reimbursement and subrogation shall be and remain at all times junior, subordinate, inferior and subject to the right and interests of the Banks under the Loan Documents and shall not affect or impair in any way the joint, several, personal and unconditional Obligation of each Borrower to fully pay or perform each of the Obligations.

     12.9 Several Obligations. The respective obligations of the Banks hereunder are several and not joint, and no Bank shall be the partner or agent of the other (except to the extent to which the Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder. All Obligations of the Borrowers are joint and several.

     12.10 Indemnification. Except as otherwise provided herein, the Borrowers jointly and severally agree to indemnify the Agent and each Bank, and each successor and assign (including any authorized purchaser of a participation in any of the Obligations), its directors, officers, employees, attorneys and agents, on demand and to the fullest extent permitted by law against any and all liabilities, damages, judgments, suits and claims (and the reasonable costs and legal fees related thereto) of any kind or nature whatsoever imposed on, incurred by or asserted against the Agent or any of the

Banks arising under or in connection with the Loan Documents; provided, however, the Borrowers will not be obligated to indemnify the Agent or any Bank hereunder to the extent any claims or liabilities result from the Agent's or such Bank's negligence or willful misconduct. The Obligations of the Borrowers under this Section shall survive the termination of this Agreement.

     12.11 Incorporation by Reference. Each of the other Loan Documents is hereby made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth therein, and this Agreement is hereby made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in the other Loan Documents to the same extent and effect as if fully set forth herein. All Exhibits hereto are incorporated herein by reference. All representations and warranties of the Borrowers contained herein in Section 4 shall survive the delivery of the Letter of Credit and have been or will be relied upon by the Agent and the Banks notwithstanding any investigation made by or on behalf of them.

     12.12 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default hereunder, the Banks are hereby authorized at any time and from time to time, without notice to the Borrowers (any requirement for such notice being expressly waived by the Borrowers) to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Borrowers to or for the credit or the account of the Banks against any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement, irrespective of whether or not the Banks shall have made any demand hereunder and although such obligations may be contingent and unmatured.

     12.13 Interest Rate Limitation. Notwithstanding any provisions of this Agreement or any of the Loan Documents, in no event shall the amount of interest paid or agreed to be paid by the Borrowers exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or any Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the Obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Banks shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of principal of the amounts outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrowers if such principal and all other obligations of the Borrowers to the Banks have been paid in full.

     12.14 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

     12.15 Provisions Regarding Indenture.

           (a) The parties acknowledge that Section 2.10 of the Indenture requires, among other things, the consent of the Credit Bank (as defined in the Indenture) and Harris to the release of certain collateral held to secure the Credit Enhanced Notes. Each of the Banks hereby absolutely, unconditionally and irrevocably consents to the release of all collateral held to secure the Credit Enhanced Notes and each Bank agrees to promptly execute and deliver upon the request of the Borrowers at any time all such documents and instruments as may be necessary or appropriate (as determined in the reasonable discretion of the Borrowers) to evidence to the satisfaction of any Person, including, without limitation, the Trustee, the consent of the Banks to such release and to effect such release.

           (b) The parties acknowledge that Section 2.10 of the Indenture provides a mechanism by which the Borrowers can grant Additional Collateral (as defined in the Indenture) to secure the Borrowers' obligations under this Agreement and under the Indenture in order to obtain the release of other collateral. Each of the Banks hereby absolutely, unconditionally and irrevocably waives all rights with respect to any Additional Collateral (whether now existing or hereafter arising) to the extent granted under the terms of the Indenture and agrees to promptly execute and deliver all such documents and instruments as may be necessary or appropriate (as determined in the reasonable discretion of the Borrowers) to evidence to the satisfaction of any Person, including, without limitation, the Trustee, the release by the Banks of the Additional Collateral.

           (c) Each of the Banks hereby absolutely, unconditionally and irrevocably waives its rights to approve any Mortgages as provided in the second paragraph of Section 2.10 of the Indenture, and each Bank agrees to execute and deliver upon the request of the Borrowers at any time all such documents and instruments as may be necessary or appropriate (as determined in the reasonable discretion of the Borrowers) to evidence to the satisfaction of any Person, including, without limitation, the Trustee, such waiver.

           (d) In the event that any of the Banks shall at any time obtain or receive any mortgage, deed of trust, security interest or other interest of any type in or to any of the properties or assets of any Borrower or Subsidiary of any Borrower by virtue of any Term Loan Documents then (i) such mortgage, deed of trust, security interest or other interest shall be, without any further action on the part of any Bank, the Borrowers or any Subsidiary of Borrower, automatically and unconditionally canceled, terminated, released and rendered void; and (ii) each Bank shall promptly execute and deliver to the Borrowers such documents and instruments as may be necessary or appropriate (as determined in the Buyer's reasonable discretion) to evidence such cancellation, termination and release.

           (e) Upon any payment in full of the Credit Enhanced Notes, whether by a draw on the Letter of Credit or from Available Moneys or otherwise, the Credit Enhanced Notes shall be canceled and marked paid and each Bank agrees that it will have no right of subrogation or substitution with respect to the Credit Enhanced Notes or any collateral or assets held in connection therewith, and the Banks shall not be deemed a purchaser of a participation interest in the Credit Enhanced Notes.

           (f) Anything in this Agreement to the contrary notwithstanding, the terms of this Section 12.15 shall survive the termination or expiration of this Agreement for any reason, and all obligations of the Banks under this
Section 12.15 shall be absolute, unconditional and irrevocable obligations and the Banks may not refuse to perform any such obligation for any reason or in any circumstance, including, without limitation, the occurrence or continuation of a Default, Event of Default, acceleration of the Loans or cancellation of the Obligations.

     [THIS SECTION INTENTIONALLY LEFT BLANK]

     12.16 Statutory Statement.  (Mo. Rev. Stat. e432.045)

     ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING PAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT BORROWERS AND BANKS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING AND THE DOCUMENTS REFERRED TO HEREIN, WHICH ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers duly authorized as of the date first above written.


UNITOG COMPANY                        UNITOG RENTAL SERVICES, INC.


By:/s/ J. Craig Peterson              By:/s/  J. Craig Peterson
   J. Craig Peterson, Chief              J. Craig Peterson, Chief
   Financial Officer                     Financial Officer

UNITED MISSOURI BANK, N.A.            HARRIS TRUST AND SAVINGS BANK
Individually and as Agent


By:/s/ A. Kemper                      By:/s/ Len E. Meyer
                                         Vice President


NBD BANK, N.A.



BY:/S/ J. J. CSERNITS

                                AMENDMENT NO. 1
                          to LOAN AND LETTER OF CREDIT
                            REIMBURSEMENT AGREEMENT


     This Amendment No. 1 is made as of the 29th day of December, 1994 among Unitog Company, a Delaware corporation (the "Company"), Unitog Rental Services, Inc., a California corporation ("Rental") (Company and Rental being sometimes collectively referred to herein as the "Borrowers" or individually as a "Borrower"), UMB Bank, n. a., Kansas City, Missouri, a national banking association ("UMB"), Harris Trust and Savings Bank, Chicago, Illinois, an Illinois banking corporation ("Harris"), NBD Bank, n.a., Detroit, Michigan, a national banking association ("NBD") (UMB, Harris and NBD being sometimes collectively referred to herein as the "Banks" or individually as a "Bank") and UMB Bank, n.a., Kansas City, Missouri, a national banking association, as agent for the Banks herein (in such capacity, the "Agent").

                                    RECITALS

     WHEREAS, as of September 10, 1993, the Borrowers, the Banks and the Agent entered into a Loan and Letter of Credit Reimbursement Agreement (the "Loan Agreement"), pursuant to which the Banks provided to the Borrowers revolving loans of up to Thirty-Five Million Dollars ($35,000,000) and issued the Letter of Credit and provided certain other accommodations.

     WHEREAS, the Letter of Credit was issued to Peoples Bank & Trust Company as trustee (the "Trustee") under a Trust Indenture (the "Indenture") dated as of December 1, 1988, for the purpose of securing certain notes (the "Notes") issued by the Borrowers pursuant to the Indenture.

     WHEREAS, the Trustee and the holders of the Notes have agreed to waive the requirement that the Notes be secured by the Letter of Credit, as specifically set forth in Amendment No. 2 to Trust Indenture, dated December 29, 1994.

     WHEREAS, the parties desire to amend the Loan Agreement to reflect the elimination of the Letter of Credit and to reflect certain other changes.

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties mutually agree as follows:

     1. Consent to the Amendment to Trust Indenture. Each of the Banks consents to the execution by the Borrowers of Amendment No. 2 to Trust Indenture, dated as of December 29, 1994, among the Borrowers and the Trustee.

     2. Amendment to Section 3 of the Loan Agreement. Section 3 of the Loan Agreement is deleted in its entirety and replaced with the following:

                                   "Section 3
             Cancellation of the Letter of Credit; Installment Loan

     3.1 Cancellation of the Letter of Credit. Each of the Banks consents to the cancellation and return of the Letter of Credit and agrees that all obligations of the Borrowers with respect to the Letter of Credit are terminated including, without limitation, the obligation of the Borrowers to pay any commission in connection with the issuance or maintenance of the Letter of Credit.

     3.2 Installment Loan. If the Borrowers are in full and complete compliance with the terms of this Agreement, upon the written election of the Borrowers to the Agent, the Banks agree to loan to the Borrowers an amount equal to the then outstanding principal balance of the Credit Enhanced Notes, plus accrued interest thereon to the date of redemption, which loan shall be used by the Borrowers for the sole purpose of redeeming the Credit Enhanced Notes in full. Such loan shall be an installment loan obligation payable over a term of four (4) years in equal quarterly payments of principal calculated on a seven (7) year amortization of such principal amount and a final principal payment in the amount of the remaining outstanding principal loan amount. Such installment loan shall bear interest payable quarterly in arrears on the same date as each principal payment is due and at a rate per annum equal to the 3-month LIBOR rate, as reported in the Wall Street Journal, plus the Applicable Margin for LIBOR Advances plus 25 basis points, adjusted each ninety (90) days. Upon receipt by the Agent of notice of any such election by the Borrowers, the Agent shall immediately notify the Banks of such election. Three (3) Banking Days after receipt of such notification, Harris and NBD shall each transfer to the Agent by wire transfer or deposit to any correspondent account which Agent may maintain with such Bank an amount equal to thirty percent (30%) of the principal amount of the loan as provided above in this Section 3.2 and UMB shall immediately transfer forty percent (40%) of such amount to the Agent. Upon receipt by the Agent of notes executed by the Borrowers in the form of Exhibit E attached hereto payable to each of the Banks in each Bank's Pro Rata Share of such loan, the Agent shall disburse the amount of the loan to the Borrowers by depositing the same in the Company's account at UMB, and the Borrowers hereby authorize the disbursement of the loan in such manner. The Agent shall handle the notes in the form of Exhibit E attached hereto and all collections thereon in the same manner as provided in this Agreement for collections on Revolving Credit Loans as respects the Banks."

     3. References to Installment Loan. Each reference in the Loan Agreement to the installment loan provided for in Section 3.8 shall be amended to mean and refer to the installment loan provided for in Section 3.2 of the Loan Agreement.

     4. Amendment to Section 9.2.1. Section 9.2.1 of the Loan Agreement is amended by deleting therefrom the phrase "may cause NBD to cause the Trustee to accelerate payment of the Credit Enhanced Notes and to draw on the Letter of Credit."

     5. Amendment to Exhibit E. Exhibit E to the Loan Agreement is deleted in its entirety and replaced by Exhibit E, attached hereto and incorporated herein by reference.

     6. Representations and Warranties. The Borrowers hereby represent and warrant that:

        (a) The representations and warranties contained in the Loan Agreement and in each certificate or document furnished by the Borrowers and delivered therewith are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof;

        (b) No Event of Default, and to the Borrower's knowledge no event which with the passage of time or the giving of notice or both could become an Event of Default, exist on the date hereof, and no offsets or defenses exist against their obligations under the Loan Agreement or the documents delivered in connection therewith;

        (c) This Amendment has been duly authorized, executed and delivered so as to constitute the legal, valid and binding obligation of the Borrowers, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally and general principles of equity;

        (d) The execution, delivery and performance of this Amendment will not violate any applicable provision of law or judgment, order or regulation of any court or of any public or governmental agency or authority nor conflict with or constitute a breach of or a default under any instrument to which the Borrowers are a party or by which the Borrowers or the Borrower's properties is bound nor result in the creation of any lien, charge or encumbrance upon any assets of the Borrowers.

     7.  Miscellaneous.

        (a)  The laws of the State of Missouri shall govern this Amendment.

        (b) This Amendment shall be binding on the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto.

        (c) This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute but one agreement and any of the parties hereto may execute this Amendment by signing any such counterpart.

        (d) Section captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

        (e) Capitalized terms used herein and not specifically herein defined shall have the meanings ascribed in the Loan Agreement.

     IN WITNESS WHEREOF, the Borrowers, the Banks and the Agent have caused this Amendment No. 1 to be executed by their respective officers duly authorized as of the date first above written.


                                      UNITOG COMPANY


                                 By:/s/ J. Craig Peterson
                                    J. Craig Peterson, Senior Vice President
                                    Finance & Administration & Chief
                                    Financial Officer


                                      UNITOG RENTAL SERVICES, INC.


                                 By:/s/ J. Craig Peterson
                                    J. Craig Peterson, Senior Vice President
                                    Finance & Administration & Chief
                                    Financial Officer


                                      UMB BANK, N.A.
                                      Individually and as Agent


                                 By:/s/ David A. Proffitt
                                    Senior Vice President


                                      NBD BANK, N.A.


                                 By:/s/ Thomas A. Levasseur
                                    Vice President


                                      HARRIS TRUST & SAVINGS BANK


                                 By:/s/ Len E. Meyer
                                    Vice President

                                   EXHIBIT E


$_______________                                           Kansas City, Missouri
and Interest                                               ___________, 199__


     FOR VALUE RECEIVED, the undersigned each (the "undersigned" means each maker and each jointly and severally agrees to all the provisions hereunder) promise(s) to pay to the order of __________________________ (hereinafter called "Bank"), at its main office, the principal sum of ____________________ Dollars in quarterly installments of principal payable as follows:

     $______________ on the _____________ day of _________________________,
19___ and $_____________ on the ______________ day of each succeeding quarter thereafter until _________________, on which date all unpaid principal and accrued interest shall be due and payable in full. Interest on the unpaid principal balance shall accrue from the date hereof at the rate as provided in that certain Loan and Letter of Credit Reimbursement Agreement ("Agreement") between undersigned, the Bank and others dated September 10, 1993, the provisions of which are incorporated herein by reference. Accrued interest shall be due and payable on each date a principal payment is due. If any of said principal installments or accrued interest thereon is not paid when due, then all remaining installments plus accrued interest thereon shall, subject to the terms of the Agreement, immediately become due and payable. Unless provided in the Agreement to the contrary, each payment shall be applied first to payment of accrued interest, and then to reduction of the principal sum. This note shall bear interest after maturity at an annual rate two percent (2%) above the rate otherwise then in affect until paid in full or cured.
This note may be prepaid in whole or in part at any time without premium or penalty.

     Upon the occurrence of any of the events of default defined in Section 8 of the Agreement, then this note and all other obligations of each of the undersigned to the holder shall, subject to the provisions of Section 9 of the Agreement, immediately become due and payable in full in accordance with the terms of said Agreement.

     To the extent (if any) permitted by applicable law, the undersigned agrees to pay all expenses of the holder in collecting this note, including reasonable attorney's fees. the interpretation of this instrument and the rights and remedies of the parties hereto shall be governed by the law of Missouri. The undersigned warrant(s) and represent(s) that all loan proceeds of the indebtedness evidenced hereby are to be used exclusively for business purposes of the undersigned.

     Demand for payment, notice of nonpayment, protest, notice of dishonor, diligence and suit are hereby waived by all parties liable hereon.

     Any failure by the holder hereof to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time and from time to time thereafter.

                                           UNITOG COMPANY


                                       By:________________________________


                                       Title:_____________________________



                                           UNITOG RENTAL SERVICES, INC.


                                       By:________________________________


                                       Title:_____________________________

                                AMENDMENT NO. 2
                          TO LOAN AND LETTER OF CREDIT
                            REIMBURSEMENT AGREEMENT


       THIS AMENDMENT NO. 2 ("Amendment") is made as of the 9th day of November, 1995, among UNITOG COMPANY, a Delaware corporation (the "Company"), UNITOG RENTAL SERVICES, INC., a California corporation ("Rental") (Company and Rental being sometimes collectively referred to herein as the "Borrowers" or individually as a "Borrower"), UMB Bank, n.a., Kansas City, Missouri, a national banking association HARRIS TRUST AND SAVINGS BANK, Chicago, Illinois, an Illinois banking corporation ("Harris"), NBD BANK, Detroit, Michigan, a Michigan banking corporation ("NBD") (UMB, Harris and NBD being sometimes collectively referred to herein as the "Banks" or individually as a 'Bank") and UMB Bank, n.a., Kansas City, Missouri, a national banking association, as agent for the Banks herein (in such capacity, the "Agent").


                                    RECITALS


       WHEREAS, the Borrowers, the Banks and the Agent entered into a Loan and Letter of Credit Reimbursement Agreement (the "Agreement") dated September 10, 1993, the terms of which were modified and amended by Amendment No. 1 to Loan and Letter of Credit Reimbursement Agreement "Amendment No. 1") dated December 29, 1994 executed by the Borrowers, the Banks and the Agent (the Agreement, as modified and amended by Amendment No. 1, herein the "Loan Agreement"); and

         WHEREAS, pursuant to the Loan Agreement the Banks provided to the Borrowers revolving loans of up to Thirty-Five Million Dollars ($35,000,000) and an installment loan; and

       WHEREAS, the parties desire to amend the Loan Agreement to allow for revolving loans of up to Fifty Million Dollars ($50,000,000), to delete the provision for an installment loan, and to make certain other changes.



       NOW, THEREFORE, in consideration of the promises and the mutual promises contained herein, the parties mutually agree as follows:

         1. Amendment to Section 1.2 of the Loan Agreement. Section 1.2 of the Loan Agreement is amended as follows:

                 (a) The definition of "Applicable Margin" is amended by inserting the following at the end thereof:

"Except as to the Optional Rate Portion of any loan or Loans then outstanding. effective December 1, 1995, the Applicable Margin and the Revolving Credit Commitment Fee shall be determined by reference to the following table:

                                Applicable                            Applicable                        Revolving
                                Margin for                            Margin for                         Credit
                         Capitalization Prime Rate                      LIBOR                           Commitment
         Ratio                  Advances                               Advances                            Fee
      ------------              --------                               --------                         ---------

       Less than or             (75) bp                                  35 bp                           12.5 bp
       equal to 35%

       Greater than             (50) bp                                  50 bp                           18.75 bp
       35% and up to and
       equal to 50%

       Greater than               0 bp                                   75 bp                           25 bp
       50% and up to and
       equal to 55%

       Greater than               0 bp                                  100 bp                           25 bp
       55% and up to and
       equal to 60%

As to the Optional Rate Portion of any Loan or Loans outstanding on December 1, 1995, after the expiration of the LIBOR interest Period for such Optional Rate Portion, the Applicable Margin shall be determined by reference to the foregoing table.

     (b) The amounts of the revolving credit commitments of the Banks set forth in the definition of "Revolving Credit Commitments" are deleted and replaced with the following: (i) Twenty Million Dollars ($20,000,000), in the case of UMB, and (ii) Fifteen Million Dollars ($15,000,000), in the case of Harris, and
(iii) Fifteen Million Dollars ($15,000,000) in, the case of NBD.

     (c)      The following defined terms are inserted:

         "Federal Funds Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Kansas City, Missouri time) on such day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         "Industrial Development Bonds" shall mean any bond issued by or on behalf of a political subdivision the interest on which is excludable from gross income for federal income tax purposes on the date such obligations were issued.

         2. Amendment of Section 2.2.2(b). Section 2.2.2(b) of the Loan Agreement is amended to delete the aggregate limitation on the amount of documentary trade and standby letters of credit that may be outstanding at any time and to change the manner in which the letter of credit fees payable by Borrowers is calculated, as follows:

                 (a) The Five Million Dollar ($5,OOO,OOO) limitation on the aggregate amount of documentary trade and standby letters of credit outstanding at any time is deleted.

                 (b) Commencing from the date of this Amendment, the letter of credit fees to be paid by Borrowers upon the issuance of each documentary trade and standby letter of credit shall be computed at a rate equal to the greater of either (i) the Applicable Margin for LIBOR Advances minus 25 bp or (ii) 25 bp, multiplied by the face amount of each documentary trade letter of credit or the face amount of each standby letter of credit, as the case may be, and further multiplied by a fraction the numerator of which shall equal the number of days for which the letter of credit is issued and the denominator of which shall be 365 (subject to a minimum fee in each case of One Hundred Dollars ($100)).

                 (c) Except as hereby modified and amended, all of the terms, conditions and covenants contained in Section 2.2.2(b) of the Loan Agreement shall remain in full force end effect.

         3. Amendment of Section 2.2.3. Section 2.2.3 of the Loan Agreement is amended by deleting the first sentence of such section in its entirety and replacing such sentence with the following:

         "The principal amount of the Revolving Credit Loans outstanding from time to time shall bear interest until maturity of the Revolving Credit Loans at a rate per annum equal to the Prime Rate plus the Applicable Margin, provided, however, that if such calculation results in a yield that is less than the Federal Funds Rate on any given date, interest shall accrue on such day on the principal amount of the Revolving Credit Loans outstanding on such day at the Federal Funds Rate, adjusted daily, plus the Applicable Margin for LIBOR Advances; notwithstanding the foregoing, at the option of the Borrowers, exercised as provided in Section 2.2.9, interest may accrue prior to maturity on any Permissible Increment of any Advance or on any Permissible Increment of the outstanding balance of the Revolving Credit Loans as to which no Optional Rate has previously been elected, at an Optional Rate for a period of one, two, three, or six months."

         4. Amendment of Section 2.2.6. Section 2.2.6 of the Loan Agreement is amended to change the manner in which the commitment fee is calculated and to delete the cap on such commitment fees, as follows:

                 (a) Commencing with the commitment fee due March 15, 1996, the Revolving Credit commitment fee to be paid by Borrowers shall equal the Revolving Credit Commitment Fee calculated on the average daily unused portion of the Revolving Credit Commitments during the immediately preceding three (3) month period ending December 1, March 1, June 1 or September 1, based on the actual number of days elapsed and a 365 day year, and the Fifty Thousand Dollar ($50,000) maximum aggregate Revolving Credit commitment fee payable under the Loan Agreement is deleted.

                 (b) Except as hereby modified and amended, all of the terms, conditions and covenants contained in Section 2.2.6 of the Loan Agreement shall remain in full force and effect.

         5. Amendment of Section 2.2.7. Section 2.2.7 of the Loan Agreement is deleted in its entirety and replaced with the following:

         "2.2.7 Calculation of Interest. Interest on each of the Revolving Credit Loans bearing interest at LIBOR plus Applicable Margin on LIBOR Advances shall be calculated based upon the use of a fraction, the numerator of which being the actual number of days elapsed and the denominator of which is 360. Interest on all other Revolving Credit Loans shall be calculated based upon a fraction, the numerator of which being the actual number of days elapsed and the denominator of which is 365."

         6. Amended and Restated Master Credit Revolving Note. Borrowers agree to execute and deliver to each of the Banks an Amended and Restated Master Revolving Credit Note ("Amended Note") in the form of Exhibit C attached hereto and incorporated herein by reference payable to each of the Banks in accordance with the amount of their respective Revolving Credit Commitments as increased hereunder. Following the execution and delivery of the Amended Note to each Bank, the Amended Note shall evidence all the indebtedness evidenced by Master Revolving Credit Note executed and delivered to such Bank by Borrower dated September 10, 1993, which shall then be marked "Modified pursuant to that certain Amended and Restated Master Revolving Credit Note, dated [the date hereof]" and returned to Borrowers. Exhibit C to the Loan Agreement shall be deleted and replaced in its entirety by Exhibit C hereto.

         7. Deleting of Section 3. Section 3 of the Loan Agreement is deletion in its entirety.

         8. References to Installment Loan. Each reference in the Loan Agreement to the installment loan provided for in Section 3 shall be deleted.

         9. Amendment to Section 6.1 of the Loan Agreement. Section 6.1 of the Loan Agreement is amended by inserting the following after subparagraph
(x) and immediately prior to the last Line of Section 6.1:

         "(xi) liens securing Industrial Development Bonds or a reimbursement obligation with respect to a letter of credit, insurance or other credit enhancement securing such Industrial Development Bonds, provided that any such lien encumbers only the project or property that is the subject of the Industrial Development Bond and no other assets of Borrowers or their Subsidiaries.

         10. Amendment to Section 6.2 of the Loan Agreement. Section 6.2 of the Loan Agreement is amended by deleting the last sentence of such section in its entirety and replacing such sentence with the following:

         "The provisions of this Section 6.2 shall not prohibit loans between the Borrowers and any of their Subsidiaries or guarantees by the Borrowers or any of their Subsidiaries of their respective obligations."

         11. Amendment to Section 8.4 of the Loan Agreement. Section 8.4 of the Loan Agreement is amended by inserting the following at the end of such
Section 8.4:

         "Notwithstanding the foregoing, it is expressly agreed among Banks and Borrowers that a default resulting in acceleration of the indebtedness under any instrument(s) or document(s) evidencing or executed in connection with the following Industrial Development Bonds caused by a transfer of the property that is the subject of such Industrial Development Bond to a Borrower, a Subsidiary, or others, or by the merger of a Subsidiary and a Borrower, shall not constitute an Event of Default hereunder:

                  (i) $3,000,000 Michigan Strategic Fund Variable Rate Demand Limited Obligation Revenue Bonds, Series 1995 (Mechanics Uniform Rental Co. Project);

                 (ii) $2,595,000 Michigan Strategic Fund Revenue Refunding Bonds for Small Businesses (loan repayment My guaranteed by the United States Small Business Administration), 1992 Series A-1 (Ace-Tex Corporation Project); and

                 (iii) Michigan Job Development Authority Revenue Bonds for Snuff Business (loan repayment fully guaranteed by the United States Small Business Administration), 1979 Series A- I (Ace Wiping Cloth Project).

         12. No Other Modifications. Except as hereby modified and amended, all of the terms, conditions and covenants contained in the Loan Agreement shall remain in full force and effect.

         13. Representations and Warranties. The Borrowers hereby represent and warrant that:

                 (a) The representations and warranties contained in the Loan Agreement and in each certificate or document furnished by the Borrowers and delivered therewith are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof;

                 (b) No Event of Default, and to the Borrower's knowledge no event which with the passage of time or the giving of notice or both could become an Event of Default, exists on the date hereof, and no offsets or defenses exist against their obligations under the Loan Agreement or the documents delivered in connection therewith;

                 (c) This Amendment has been duly authorized, executed and delivered so as to constitute the legal, valid and binding obligation of the Borrowers, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally and general principles of equity;

                 (d) The execution, delivery and performance of this Amendment will not violate any applicable provision of law or judgment, order or regulation of any court or of any public or governmental agency or authority nor conflict with or constitute a breach of or a default under any instrument to which the Borrowers are a party or by which the Borrowers or the Borrower's properties is bound nor result in the creation of any hen, charge or encumbrance upon any assets of the Borrowers.

       14.  Miscellaneous.

                 (a) The laws of the State of Missouri shall govern this Amendment.

                 (b) This Amendment shall be binding on the parties hereto and their respective successors and assigns, and shall inure to the benefits of the parties hereto.

                 (c) This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute but one agreement and any of the parties hereto may execute this Amendment by signing any such counterpart.

                 (d) Section captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

                 (e) Capitalized terms used herein and not specifically herein defined shall have the meanings ascribed in the Loan Agreement.

       15.      Statutory Statement. (Mo.  Rev.  Stat. e 432.045)

       ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING PAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT BORROWERS AND BANKS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING AND THE DOCUMENTS REFERRED TO HEREIN, WHICH ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.





                     [THIS SPACE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the Borrowers, the Banks and the Agent have caused this Amendment No. 2 to be executed by their respective officers duly authorized as of the date first above written.


                               UNITOG COMPANY

                               By:     /s/ J. Craig Peterson
                               Name:       J. Craig Peterson
                               Title:      Chief Financial officer

                               UNITOG RENTAL SERVICES, INC.

                               By:   /s/ J. Craig Peterson
                               Name:     J. Craig Peterson
                               Title:    Chief Financial Officer

                               UMB BANK,, N.A.

                               Individually and as Agent
                               By:      /s/ David A. Proffitt
                               Name:        David A. Proffitt
                               Title:       Senior Vice President

                               NBD BANK

                               By:      /s/ Larry E. Shuster
                               Name:        Larry E. Shuster
                               Title:       Vice President

                               HARRIS TRUST AND SAVINGS BANK

                               By:   /s/ Len E. Meyer
                               Name:     Len E. Meyer
                               Title:    Vice President